        As filed with the Securities and Exchange Commission on October 16, 1995



                                                       Registration No. 33-92294

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 -------------


                                AMENDMENT NO. 1



                                       TO


                                   FORM SB-2


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               BIKERS DREAM, INC.
                 (Name of Small Business Issuer in its Charter)

                                   California
                            ------------------------
                            (State of Incorporation)

                                      5500
                                     ------
             (Primary Standard Industrial Classification Code No.)

                                   33-0140149
                                   ----------
                            (IRS Employer I.D. No.)

                 1420 Village Way, Santa Ana, California  92705
                                 (714) 835-8464
          (Address and Telephone Number of Principal Executive Office
                        and Principal Place of Business)

       ------------------------------------------------------------------

       Dennis Campbell                                           Copy to:
       President                               Caldwell R. Campbell, Esq.
       Bikers Dream, Inc.                                  Day & Campbell
       1420 Village Way                    3070 Bristol Street, Suite 650
       Santa Ana, California  92705         Costa Mesa, California  92626
       (714) 835-8464                                      (714) 556-7716


       (Name, Address and Telephone
       Number of Agent for Service)
       ------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                 -------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/
================================================================================

                        CALCULATION OF REGISTRATION FEE


                                                       Proposed            Proposed
    Title of Each Class of                              Maximum             Maximum
       Securities Being            Amount To        Offering Price         Aggregate           Amount of
          Registered             Be Registered        Per Unit(1)      Offering Price(1)    Registration Fee
          ----------             -------------        -----------      -----------------    ----------------
         Common Stock              1,556,117           $4.375(2)         $6,808,012(2)           $2,348

         Common Stock                665,000(3)        $4.75 (4)         $3,158,750(4)           $1,090

         Total Registration Fee                                                                  $3,438

         Previously Paid                                                                         $2,348

           TOTAL DUE                                                                             $1,090



(1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457.



(2) Based upon the average of the bid and asked prices for the Common Stock on May 25, 1995, as reported by the OTC Bulletin Board.



(3) Additional shares of Common Stock being registered pursuant to this Registration Statement.



(4) Based upon the average of the bid and asked prices for the Common Stock on October 9, 1995, as reported by the OTC Bulletin Board.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                               BIKERS DREAM, INC.
                             CROSS REFERENCE SHEET
                   Between Items of Form SB-2 and Prospectus

Registration Statement Item and Heading                             Prospectus Caption
---------------------------------------                             ------------------
1.       Forepart of the Registration Statement and         Outside Front Cover Page
         Outside Front Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages          Inside Front and Outside Back Cover Pages
         of Prospectus

3.       Summary Information and Risk Factors               Prospectus Summary; Risk Factors

4.       Use of Proceeds                                    Not Applicable

5.       Determination of Offering Price                    Not Applicable

6.       Dilution                                           Not Applicable

7.       Selling Security Holders                           Selling Stockholders

8.       Plan of Distribution                               Cover Page; Selling Stockholders

9.       Legal Proceedings                                  Business

10.      Directors, Executive Officers, Promoters
         and Control Persons                                Management

11.      Security Ownership of Certain Beneficial
         Owners and Management                              Principal Stockholders

12.      Description of Securities                          Description of Securities

13.      Interest of Named Experts and Counsel              Legal Matters; Experts

14.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities     Management

15.      Organization Within Last 5 Years                   Not Applicable

16.      Description of Business                            Business

17.      Management's Discussion and Analysis or            Management's Discussion and Analysis of
         Plan of Operations                                 Financial Condition and Results of Operations

18.      Description of Property                            Business

19.      Certain Relationships and Related
         Transactions                                       Certain Transactions

20.      Market Price for Common Equity and                 Market Price for Common Stock and
         Related Stockholder Matters                        Related Stockholder Matters

21.      Executive Compensation                             Management

22.      Financial Statements                               Financial Statements

23.      Changes in and Disagreements with
         Accountants on Accounting and Financial
         Disclosure                                         Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 PRELIMINARY PROSPECTUS DATED OCTOBER 16, 1995
                             SUBJECT TO COMPLETION


PROSPECTUS

                               BIKERS DREAM, INC.


                                2,221,117 Shares
                                       of
                                  COMMON STOCK




         This Prospectus relates to 2,221,117 shares of Common Stock, without par value (the "Common Stock"), of Bikers Dream, Inc., a California corporation (the "Company") which are being offered for sale by certain selling stockholders (the "Selling Stockholders."). The shares being offered hereby include 1,626,117 outstanding shares of Common Stock and 595,000 shares of Common Stock issuable by the Company upon the exercise of currently exercisable options. See "Selling Stockholders."


         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders, but will receive the exercise price upon the exercise of options by the Selling Stockholders. The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

         The Selling Stockholders each may be deemed to be "an underwriter", as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used by the Selling Stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by the Selling Stockholders will be borne by the Company. All brokerage commissions, if any, attributable to the sale of the securities offered by the Selling Stockholders will be borne by the Selling Stockholders. See "Selling Stockholders."

         Brokers or dealers effecting transactions in the shares should confirm the registration of the shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the shares.


         The Common Stock of the Company is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "HOGS". The bid and asked prices for the Common Stock on October 9, 1995, as reported by the OTC Bulletin Board were $4.375 and $5.125 per share, respectively. To date, the volume of trading in the Common Stock has been limited and, therefore, the market prices for the Common Stock may not accurately reflect the value of the Company.


         THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ____________, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


         The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report thereon by independent certified public accountants after the end of each fiscal year. In addition, the Company may furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.


         The Company has filed with the Commission a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

         No person is authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS


Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Market For Common Stock
  and Related Stockholder Matters . . . . . . . . . . . . . . . . . . . . .    8
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Management's Discussion and Analysis
  of Financial Condition and Results of Operations  . . . . . . . . . . . .   10
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . .   27
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Further Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Index to Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  F-1

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus.




                                  The Company


          The Company sells and services used Harley-Davidson motorcycles and sells aftermarket parts and accessories for Harley-Davidson motorcycles.


          The Company, which was formerly known as HDL Communications, was incorporated in California in October, 1985. The Company was engaged in the publishing business until June, 1989, when it discontinued operations. The Company remained inactive until March 13, 1995 when it acquired Bikers Dream, Inc., a California corporation engaged in sales and service of used Harley-Davidson motorcycles and in retail sales of aftermarket accessories and parts for Harley-Davidson motorcycles. Prior to its acquisition of Bikers Dream, Inc., the Company effected a 1 for 1,363.341473 reverse split of its outstanding Common Stock. After the acquisition, Bikers Dream, Inc. was merged into HDL Communications and HDL Communications changed its name to Bikers Dream, Inc. The financial statements of the Company included elsewhere herein relate to the business which was known as Bikers Dream, Inc. prior to the merger. See "Business."


          The Company's principal executive offices are located at 1420 Village Way, Santa Ana, California 92705, and its telephone number is (714) 835-8464.


                        The Selling Stockholder Offering



Common Stock outstanding as
  of September 30, 1995(1)               5,535,920 shares

Common Stock offered by
  Selling Stockholders(2)                2,221,117 shares

OTC Bulletin Board Symbol                HOGS

Risk Factors                             The securities offered hereby involve a high degree of risk.  See
                                         "Risk Factors" and "Selling Stockholders."


--------------


(1) Does not include 1,217,500 shares issuable upon the exercise of outstanding options.



(2) Includes 595,000 shares issuable upon exercise of currently exercisable options held by Selling Stockholders.

                         Summary Financial Information


                       (In thousands, except share data)


         The summary financial information which is set forth below should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. The selected statement of operations and balance sheet data for the fiscal years ended December 31, 1993 and 1994, has been derived from financial statements of the Company which have been audited by Lesley, Thomas, Schwarz and Postma, independent auditors, and included herein. The unaudited balance sheet data as of June 30, 1995, and the unaudited statement of operations information for the six months ended June 30, 1994 and 1995, has been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.




Statement of Operations Data:


                         Fiscal Year Ended December 31,                      Six months Ended June 30,
                         ------------------------------                      -------------------------
                            1994                 1993                          1995               1994
                            ----                 ----                          ----               ----
OPERATIONS DATA:
Revenues                    $4,626,821         $1,436,374                   $3,246,266        $1,878,290
Cost of sales                3,526,666            922,509                    2,504,869         1,356,753
Selling, general,
 administrative,
 depreciation and
 interest expenses           1,116,366            678,140                    1,575,025           422,808
Net profit (loss)              (13,012)          (110,948)                    (896,779)           67,679
Net loss per share                (.02)              (.19)                        (.19)              .10
Number of shares used
 in computation                658,013            595,000                    4,700,000           658,013




                                        December 31,                               June 30, 1995
                                        ------------                               -------------
                                 1994                 1993
                                 ----                 ----
BALANCE SHEET DATA:
Total Assets                 $1,118,649              $437,411                         $2,115,125
Working Capital                 249,269                  (515)                           467,250
Current Liabilities             653,094               265,972                          1,177,479
Long Term Liabilities           151,687               136,549                            179,992
Stockholders' Equity            313,868                34,890                            757,654

                                  RISK FACTORS

         Investment in the Shares is speculative and involves a high degree of risk. Prospective investors should carefully consider the following factors (as well as detailed information appearing elsewhere in this Memorandum) before deciding to purchase the Shares.

LIMITED OPERATING HISTORY; OPERATING LOSSES


         Bikers Dream commenced its operations in December, 1991 and, accordingly, has a limited operating history. Investors have only a brief operating record to review in evaluating the performance of Bikers Dream. Bikers Dream had losses, before provision for income taxes, of $3,126, $164,275 and $16,211 for its fiscal years ended December 31, 1992, 1993 and 1994, respectively. For the first six months of fiscal year 1995, Bikers Dream had a loss, before provision for income taxes, of $833,628. There is no assurance that Bikers Dream will be profitable in fiscal 1995 or thereafter.


COMPETITION

         The market in which the Company competes is highly competitive. The main source of competition is the licensed Harley-Davidson motorcycle dealer network which primarily sells new Harley-Davidson motorcycles, accessories and parts and provides repair/maintenance service on all Harley-Davidson models. The Company believes that most of the licensed Harley-Davidson dealers do not emphasize the sale of used Harley-Davidson motorcycles or sell aftermarket accessories and apparel. In addition, there are a substantial number of motorcycle shops which provide aftermarket parts, services and accessories to Harley-Davidson motorcycle owners. The Company believes that most of the aftermarket motorcycle shops are small, privately owned businesses with limited facilities, capital and other resources. The Company knows of only one organization which is attempting to compete with the Harley-Davidson dealer network on a national basis. This organization emphasizes apparel, and does not offer the broad line of parts and accessories offered by the Company.
There can be no assurance, however, that current competitors will not expand their facilities and operations or that new competitors with substantial capital and other resources will not enter the market. See "Business."

DEPENDENCE ON MANAGEMENT


         The success of the Company will depend, to a great extent, upon the continued service of Dennis Campbell, its President and William R. Gresher, its Senior Vice President and Chief Financial, Operating and Administrative Officer. The Company has entered into a five year employment agreement with Mr. Campbell and will maintain $3,000,000 key person insurance on his life.
The Company has also entered into a five year employment agreement with Mr. Gresher. The Company also will depend on other members of senior management as well as on its ability to attract, retain and motivate additional qualified personnel. The competition for such personnel is intense, and the loss of the services of one or more of these key employees could have a material adverse effect on the Company. There can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining any additional personnel it requires. See "Management."


DEPENDENCE ON CONTINUED POPULARITY OF HARLEY-DAVIDSON MOTORCYCLES

         The success of the Company's business is directly related to the popularity of Harley-Davidson motorcycles. There are approximately 600,000 Harley-Davidson motorcycles currently registered in the United States. The Company believes, based upon Harley-Davidson's current production plans, that the number of Harley-Davidson motorcycles registered in the United States will increase to approximately 900,000 by 1999. There can be no assurance that the current popularity of Harley-Davidson motorcycles will continue or that the expected production rate of new Harley-Davidson motorcycles will actually occur. See "Business."

CONTROL BY DIRECTORS


         The Company's directors own an aggregate of 3,291,803 shares of Common Stock (not including 880,000 shares issuable upon the exercise of options held by the directors), of which 640,563 shares are being offered hereby (not including 380,000 shares, which are being offered hereby, issuable upon the exercise of an option held by one of the directors), or approximately 60% of the total outstanding shares. Accordingly, the existing directors will be able to exert significant control over the policy and affairs of the Company, including the election of directors. In addition, Rowland W. Day II will have the right for a period of three years after March 13, 1995, to designate two of the members of the Company's Board of Directors (composed of a total of five members) one of whom may be Mr. Day. See "Management - Stock Option Plans," "Principal Stockholders," and "Certain Transactions."



MANAGEMENT OF GROWTH



         The Company's continued growth depends in part upon its ability to expand into new geographic areas, either through the opening of new Superstores or by increasing the number of franchised stores. There can be no assurance that the Company will be successful in such expansion. The Company's current expansion plans could place a significant strain on the Company's management, working capital and financial and management control systems. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations. In addition, the success of any expansion plans will depend in part upon the Company's ability to continue to improve and expand financial and management control systems, to attract, retain and motivate key employees, and to raise additional capital. There can be no assurance that the Company will be successful in these regards. See "Business - Business Strategy."


ADDITIONAL CAPITAL REQUIREMENTS

         The Company will require substantial additional capital to implement its expansion plan and to support future growth. Any additional equity financing may be dilutive to stockholders, and debt financing may impose substantial restrictions on the Company's ability to operate and raise additional funds. There can be no assurance that additional capital will be available or that, if available, such capital will be on satisfactory terms.

FRANCHISING ACTIVITIES


        The Company is in the process of establishing a network of franchised Bikers Dream stores. As of September 30, 1995, the Company had sold ten Bikers Dream franchises (three in California and seven in other states) at a price of $15,000 per franchise, seven of which are currently open and operating. In addition, the Company has conducted negotiations with several other potential franchisees for the sale of a Bikers Dream franchise. The Company was advised by its recently retained special franchise counsel that certain previous franchise sales and offers to sell franchises were not made in compliance with applicable federal and state franchise laws and regulations. Special franchise counsel also advised the Company that applicable federal and state franchise laws have broad enforcement provisions, and that under certain state laws the potential and existing franchisees may have a private cause of action for franchise violations. Consequently, the Company suspended its franchise sales activities in March, 1995 while it was in the process of preparing the required disclosure documents and complying with federal and state franchising laws for future offers and sales of franchises. The Company, through its wholly owned subsidiary, Bikers Dream International, Inc. ("BDII") has filed its franchise registrations as required by law, and as of September 30, 1995, is authorized to sell franchises in all states and possessions of the United States except for the following states: Hawaii, Illinois and New York. The Company restructured its franchise program and resumed its franchise sales activities in August, 1995.



         Bikers Dream has provided written notice to its three California franchisees and one person who was negotiating to acquire a Bikers Dream franchise of their remedies and rights under California franchise laws. Franchisees who do not elect to pursue the remedies available to them under California law will remain as franchisees of the Company. The Company has acquired one operating franchise from a California franchisee for approximately $304,000, is negotiating to acquire another operating franchise from a California franchisee for an amount not expected to exceed $140,000 and has agreed to refund the $15,000 franchisee fee plus out-of-pocket expenses of approximately 6,000 to a non-operating California franchisee. The Company is also negotiating to settle a dispute with a former California franchise applicant as to the terms of a proposed franchise, and based upon recent discussions, management believes that the dispute can be resolved without any material adverse effect on the Company.



         In addition, the Company is currently evaluating the status of its relationship with its seven existing non-California franchisees to determine if any notification requirements exist regarding possible prior franchise violations. Management believes, based upon recent discussions with these franchisees regarding the Company's restructured franchise program, that all or substantially all of them will accept the Company's offer and remain as franchisees of the Company.


ABSENCE OF DIVIDENDS

         The Company has not paid any cash dividends on its Common Stock since its organization, and it is not anticipated that any cash dividends will be paid in the foreseeable future.

LIMITED PUBLIC MARKET FOR SECURITIES OF THE COMPANY.

         Although the Company's Common Stock is listed on the National Association of Securities Dealers ("NASD") Electronic Bulletin Board, there is expected to be only an extremely limited and sporadic trading market for the Common Stock.

NASDAQ LISTING REQUIREMENTS; RISK OF LOW-PRICED SECURITIES

         The Securities and Exchange Commission (the "Commission") recently approved rules imposing more stringent criteria for the listing of securities on NASDAQ, including total assets and net worth requirements of $4,000,000 and $2,000,000, respectively. The Company does not currently satisfy NASDAQ's listing criteria and if it is unable to satisfy such criteria in the future, trading, if any, is and will be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD Electronic Bulletin Board. As a consequence, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

         In addition, the Common Stock would be subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell their securities in the secondary market.

         The Commission has also recently adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         The Company's Common Stock, as of the date of this Prospectus, is within the definitional scope of a penny stock. As a result, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.


OUTSTANDING OPTIONS



         As of the date of this Prospectus, the Company had granted options to purchase 550,000 shares of Common Stock at a price of $1.00 per share, options to purchase 337,500 shares of Common Stock at a price of $1.50 per share and options to purchase 330,000 shares at a price of $2.50 per share. Under the terms of the options, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of the Common Stock. The existence of the options may adversely affect the terms on which the Company may obtain additional equity financing since the holders are likely to exercise their options at a time when the Company would otherwise be able to obtain needed capital on terms more favorable to the Company than could be obtained through the exercise of such options. See "Description of Securities."


RULE 144 SALES


         Of the shares of the Company's Common Stock presently outstanding, approximately 5,410,920 are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and in the future may be sold only in compliance with Rule 144 or pursuant to registration under the Securities Act or pursuant to another exemption therefrom. For so long as the Registration Statement of which this Prospectus is a part is current and effective, the shares owned by the Selling Shareholders and offered hereby may be sold without regard to the volume limitations, described below, set forth in Rule 144. Generally, under Rule 144, each person having held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding shares of Common Stock, or the average weekly volume of trading of such shares of Common Stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least the three months immediately proceeding the sale and who has beneficially owned shares of the Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Of such restricted shares, approximately 175,000 are currently eligible for sale under Rule 144, an additional 4,400,000 restricted shares will be eligible for sale under Rule 144 in March 1997, and an additional 835,000 restricted shares will be eligible for sale in August, 1997. Actual sales, or the prospect of sales by the present stockholders of the Company or by future holders of restricted securities under Rule 144, or otherwise, may, in the future, have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor, and also could render difficult sales of the Company's securities purchased by investors herein. See "PRINCIPAL STOCKHOLDERS".



            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock has been traded in the over-the-counter market on the OTC Bulletin Board under the symbol HOGS since April 20, 1995. There was no active trading market for the Company's Common Stock for more than two years prior to April 20, 1995.

         The following table reflects the high and low bid prices of the Company's Common Stock as reported by the OTC Bulletin Board from April 20, 1995 to October 9, 1995. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.



         1995                                                       High                       Low
         ----                                                       ----                       ---
         Second Quarter                                             $4.00                      $1.75

         Third Quarter                                               4.75                       1.25

         Fourth Quarter (through                                     4.75                       4.375
                 October 9)



         On October 9, 1995, the bid and ask price of the Company's Common Stock was $4.375 and $5.125 per share, respectively.



         As of September 15, 1995, there were approximately 1,260 stockholders of record.


         The Company has never paid any cash dividends on its Common Stock and anticipates that, for the foreseeable future, no cash dividends will be paid on its Common Stock.

         Payment of future cash dividends will be determined by the Company's Board of Directors based upon conditions then existing, including the Company's financial condition, capital requirements, cash flow, profitability, business outlook and other factors.


                            SELECTED FINANCIAL DATA

         The following summary of certain financial information relating to the Company for the fiscal years ended December 31, 1993 and December 31, 1994 has been derived from, and is qualified by reference to, the audited financial statements of the Company included elsewhere herein and should be read in conjunction with such audited financial statements and notes thereto. The unaudited balance sheet information as of June 30, 1995 and the unaudited statement of operations information for the six months ended June 30, 1995 has been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.



                              Fiscal Year Ended December 31,                Six months Ended June 30,
                              ------------------------------                -------------------------
                                   1994               1993                      1995              1994
                                   ----               ----                      ----              ----
OPERATIONS DATA:
Revenues                     $4,626,821           $1,436,374              $3,246,266          $1,878,290
Cost of sales                 3,526,666              922,509               2,504,869           1,356,753
Selling, general,
  administrative,
  depreciation and
  interest expenses           1,116,366              678,140               1,575,025             422,808
Net profit (loss)               (13,012)            (110,948)               (869,779)             67,679
Net loss per share                 (.02)                (.19)                   (.19)                .10
Number of shares used
   in computation               658,013              595,000               4,700,000             658,013

                                       December 31,                               June 30, 1995
                                       ------------                               -------------
                                     1994           1993                          (In thousands)
                                     ----           ----
BALANCE SHEET DATA:
Total assets                   $1,118,649        $437,411                             $2,115,125
Working capital                   249,269            (515)                               467,250
Current liabilities               653,094         265,972                              1,177,479
Long term liabilities             151,687         136,549                                179,992
Stockholders' equity              313,868          34,890                                757,654



                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

         Bikers Dream, Inc, incorporated in California in December, 1991, sells used Harley-Davidson motorcycles ("Harleys") and aftermarket parts, accessories and related apparel to Harley enthusiasts. Until late 1993, the business operated in a facility of approximately 2,400 square feet in Huntington Beach, California. In December, 1993, the Company opened it's first Superstore, a 12,000 square foot facility located in an up-scale commercial center in Santa Ana, California.

         In addition to retail sales at it's Superstores, aftermarket parts, accessories and related apparel are sold through the Company's 100 page full color retail order catalogue.


         The Company is in the process of establishing a network of franchised Bikers Dream stores. As of September 30, 1995, the Company had sold ten Bikers Dream franchises (three in California and seven in other states) at a price of $15,000 per franchise, seven of which are currently open and operating. In addition, the Company has conducted negotiations with several other potential franchisees for the sale of a Bikers Dream franchise. The Company was advised by its recently retained special franchise counsel that certain previous franchise sales and offers to sell franchises were not made in compliance with applicable federal and state franchise laws and regulations. Special franchise counsel also advised the Company that applicable federal and state franchise laws have broad enforcement provisions, and that under certain state laws the potential and existing franchisees may have a private cause of action for franchise violations. Consequently, the Company suspended its franchise sales activities in March, 1995 while it was in the process of preparing the required disclosure documents and complying with federal and state franchising laws for future offers and sales of franchises. The Company, through its wholly owned subsidiary, Bikers Dream International, Inc. ("BDII"), has filed its franchise registrations as required by law, and as of September 30, 1995, is authorized to sell franchises in all states and possessions of the United States except for the following states: Hawaii, Illinois and New York. The Company restructured its franchise program and resumed its franchise sales activities in August, 1995. Bikers Dream has provided written notice to its three California franchisees and one person who was negotiating to acquire a Bikers Dream franchise of their remedies and rights under California franchise laws. Franchisees who do not elect to pursue the remedies available to them under California law will remain as franchisees of the Company. The Company has acquired one operating franchise from a California franchisee for approximately $304,000, is negotiating to acquire another operating franchise from a California franchisee for an amount not expected to exceed $140,000 and has agreed to refund the $15,000 franchisee fee plus out-of-pocket expenses of approximately $6,000 to a non-operating California franchisee. The Company is also negotiating to settle a dispute with a former California franchise applicant as to the terms of a proposed franchise, and based upon recent discussions, management believes that the dispute can be resolved without any material adverse effect on the Company. In addition, the Company is currently evaluating the status of its relationship with its seven existing non-California franchisees to determine if any notification requirements exist regarding possible prior franchise violations. Management believes, based upon recent discussions with these franchisees regarding the Company's restructured franchise program, that all or substantially all of them will accept the Company's offer and remain as franchisees of the Company. See "Business - Franchising Activities."

         The Company's objective is to become the market leader in sales of used Harleys and aftermarket parts, accessories and related apparel in the United States. The Company's strategy for growth includes (i) targeting the opening of one additional Superstore in 1995, seven additional Superstores in 1996 and two additional Superstores in 1997, (ii) selling and opening an average of 16 franchised stores per year beginning in 1996 to a total of 70 franchised stores by year-end 1999, (iii) opening, staffing and stocking a central warehouse in 1996 to replenish inventories of Superstores and franchised stores and fill mail-order catalogue orders and (iv) publishing and distributing a new 300 page color mail-order catalogue.


RESULTS OF OPERATIONS


         The three and six months ended March 31, 1995 and June 30, 1995, respectively as compared to the three and six months ended March 31, 1994 and June 30, 1994, respectively.



         Net sales for the second quarter ended June 30, 1995 were $1,820,650, an increase of $565,542 or 45.1% from the second quarter ended June 30, 1994. The increase in net sales is primarily due to the opening of the Company's second Superstore in Dallas, Texas, increased sales in the Company-owned Superstore in Santa Ana, California, and sales of parts and accessories to opened and operating franchises.



         Comparable store sales increased 30.9% over the same period of the prior year. This increase in sales was due to increased sales of used motorcycles, as authorization to sell used motorcycles was not received from the California Department of Motor Vehicles until late March, 1994.



         Net sales for the six months ended June 30, 1995 were $3,246,266 an increase of $1,367,976 or 72.8% over the same period ended June 30, 1994. The increase in net sales is due to the same reasons outlined above for the second quarter results, plus the move in late 1993 into the Santa Ana Superstore.



         Total gross profit for the second quarter ended June 30, 1995 was $334,937, a decrease of $49,086, or 12.8% from the second quarter of 1994. The decrease in gross profit is due to: 1) a higher mix of lower margin products such as used motorcycles, 2) initial establishment of reserves for inventory shrinkage, and obsolescence, and 3) the result of an adjustment to the perpetual inventory records as a result of implementing a cycle count procedure during the second quarter in the Company's Santa Ana Superstore. The latter two items account for approximately 10 percentage points of the gross profit rate erosion which occurred between the two quarters. As a result of this inventory adjustment, the Company initiated a physical inventory of the Santa Ana Superstore in mid August. This physical inventory highlighted the need for management to thoroughly review all inventory movement transactions and their effects on the general ledger, and immediately take action to modify or change those procedures which affect the accuracy of the financial statements. This has also prompted management to accelerate it's plans to replace the current point of sale and perpetual inventory systems with the integrated financial systems package which was purchased during the second quarter of this year. Management has not modified the financial statements for the quarter ended June 30, 1995 as a result of the physical inventory, and believes that the current financial statements conservatively reflect the results of operations and inventory balances as of June 30, 1995.



         Gross profit for the first half of 1995 was $741,397, an increase of $219,860 or 42.2% over the same period in 1994. The gross profit rate for the first six months of 1995 was 22.8% as compared to 27.8% for the same period last year. The change in gross profit rate was caused mainly by the mix changes and the inventory reserves which relate to the second quarter 1995 activities mentioned previously. The inventory reserve and cycle count policy change reduced the gross profit rate by 6 percentage points for the six month period ended June 30, 1995.



         Selling, general and administrative expenses were $999,042 for the second quarter ended June 30, 1995 which represents an increase of $752,048 or 304.5% from the comparable period for the prior year. The increase is due to higher costs associated with: 1) the opening of the second Superstore located in Texas; 2) accounting and legal fees relating to filings with the SEC to register the Company's newly issued shares in conjunction with its reverse acquisition of HDL Communications on March 13, 1995, 3) legal fees relating to the re-registration and approval for the Company to continue selling franchises throughout the United States, 4) the establishment of an in-house accounting function which was previously performed by an outside service bureau, and 5) an increase in the number of employees to support the third Company-owned Superstore that opened in the third quarter of 1995.

         Selling, general and administrative expenses were $1,553,629 for the first six months of 1995, an increase of $1,134,424 or 270.6% over the same period in 1994. The increase was due to the same reasons as outlined above for the second quarter 1995, plus additional costs associated with a publicly traded company which commenced in March, 1995 following the reverse acquisition of HDL Communications.



         Depreciation and amortization expense was $25,823 and $6,238 for the second quarter ended June 30, 1995 and 1994, respectively. The increase of $19,585 or 314.0% is due almost entirely to the acquisition of new equipment and leasehold improvements to support the new Company-owned Dallas Superstore, and the newly acquired computer and software required to operate the in-house accounting system.



         Depreciation and amortization expense was $33,639 for the first six months ended June 30, 1995. This increase of $21,163 or 169.6% from the same period last year was due to the same items previously discussed in the results for the second quarter ended June 30, 1995.



         The provision for income taxes was $104,804 for the quarter ended June 30, 1995 as compared to $39,150 for the same period last year. The provision for income taxes in the second quarter ended June 30, 1995 results from the Company's decision to fully reserve the previously recognized Deferred Tax Asset related to its net operating loss carry forwards. The Company's management has concluded that, based upon its assessment of all available evidence, the future benefit of this asset cannot be projected accurately at this time. The major underlying reason which led to this conclusion is the uncertainty of the Company's ability to raise sufficient debt and equity capital necessary to expand the number of Company-owned Superstores and absorb the corporate overhead structure costs.



         The income tax provision for the first half of 1995 was $63,151, an increase of $32,101 or 103.4% over the same period in 1994. This increase results from the Company's decision to fully reserve for the Deferred Tax Asset as previously discussed.



         The net loss for the quarter ended June 30, 1995 was $791,843 as compared to a net profit of $90,646 for the quarter ended June 30, 1994. The loss for the second quarter 1995 was due to the continued investment by the Company to grow the business through the opening of new Superstores in various parts of the U.S. as well as the costs associated with the reverse acquisition of HDL Communications in March, 1995 and becoming a publicly traded company, and the write off of the Deferred Tax Asset.



         The net loss for the first six months ended June 30, 1995 was $896,779 versus a profit of $67,679 for the same period in 1994. The loss for the first half of 1995 is due to continued investment by the Company to grow the number of Superstores and franchises as identified in previous commentary on the second quarter ended June 30, 1995, and the Company's decision to fully reserve for the Deferred Tax Asset.


         While the Company does not expect inflation to have a material impact upon its operating results, there can be no assurance that inflation will not affect the Company's business in the future. The Company expects to mitigate inflationary increases through securing additional purchase volume discounts as net sales increase through the opening of future Superstores and franchises.

         The fiscal year ended December 31, 1994 as compared to the fiscal year ended December 31, 1993.

         Net sales for the fiscal year ended December 31, 1994 were $4,626,821, an increase of $3,190,447 or 222% from the fiscal year ended December 31, 1993. The increase in net sales is primarily due to the move from the Company's former location consisting of approximately 2,400 square feet to its new Superstore location consisting of nearly 12,000 square feet. In addition, the Company was authorized by the California Department of Motor Vehicles to sell used motorcycles beginning in the second quarter of 1994, whereas it had no such authorization during 1993.

         Total gross profit for the fiscal year ended December 31, 1994 was $1,100,155, an increase of $586,290 or 114% from the fiscal year ended December 31, 1993. The increase in gross profit is due primarily to higher sales volume. The decline in the gross profit rate from 35.8% of net sales for fiscal year ended December 31, 1993 to 23.8% for the fiscal year ended December 31, 1994 is due to: (i) promotional sales programs in the beginning of 1994 to reduce inventories prior to the move to the new Superstore facility during the first quarter of that year, and (ii) the inclusion of used Harley-Davidson motorcycle sales, which began in the second quarter of 1994, whose gross profit is inherently lower than that of parts, accessories and service labor.

         Selling, general and administrative expenses were $1,121,484 for the fiscal year ended December 31, 1994, which represents an increase of $479,498 or 74.7% from the same period in 1993. The increase is due to higher occupancy costs associated with the move to the new location and higher personnel costs relating to an increase in the number of employees to support the opening of new Company-owned Superstores and franchises in future periods.

         Depreciation and amortization expense was $20,115 and $16,004 for the fiscal years ended December 31, 1994 and December 31, 1993, respectively. The increase of $4,111 or 25.7% is due almost entirely to the acquisition of new equipment and leasehold improvements for the new Company-owned Santa Ana Superstore.

         Franchise income was $45,000 for the fiscal year ended December 31, 1994, the first fiscal year in which franchises were sold.

         The net loss for the fiscal year ended December 31, 1994 was $13,012, as compared to the net loss of $110,948 for the comparable period in 1993. The loss in 1994 was reduced from that incurred in 1993 due to (i) the increase in gross profit dollars due to volume, (ii) management control over the growth rate of operating expenses versus that of gross profit, and (iii) the sale of three franchises which did not occur in 1993.

         While the Company does not expect inflation to have a material impact upon its operating results, there can be no assurance that inflation will not affect the Company's business in the future. The Company expects to mitigate inflationary increases through securing additional purchase volume discounts as net sales increase through the opening of future Superstores and franchises.

LIQUIDITY AND CAPITAL RESOURCES


         To date, the Company has relied upon equity capital to sustain its present growth. In connection with the Company's reverse acquisition of HDL Communications on March 13, 1995, the Company received $1.4 million from the private placement of common stock.



         The Company intends to finance future expansion through a combination of equity and debt financing. The Company is aggressively pursuing various alternatives to obtain either debt or equity capital to continue its growth. Although the Company received $1,225,000 from the private placement of its convertible promissory notes in June and July, 1995, such amount was less than anticipated and is not sufficient to fund all future planned expansion. The Company cannot, therefore, project its success of future endeavors with a high degree of accuracy nor can it project the related impact on the business of not securing appropriate levels of financing.



                                    BUSINESS

         The Company operates four retail outlets known as Bikers Dream Superstores ("Superstores"), selling quality used Harley- Davidson motorcycles ("Harleys") and a full range of aftermarket parts, accessories and service to Harley enthusiasts. The Company is not a licensed Harley-Davidson dealer and does not sell new Harley-Davidson motorcycles or buy any products or services directly from the Harley-Davidson Company. The aftermarket for parts and accessories for Harleys is believed to be quite large, although there is no known public source of sales statistics, since there are more than 600,000 Harleys currently registered in the United States and, based upon Harley-Davidson Company's current production plans, this number will increase to approximately 900,000 by 1999. New Harleys are in high demand, with customers waiting up to one year or more to buy one, and many customers have turned to the resale market to satisfy their desire for a Harley. The Company believes that Harley customers typically spend between $4,000 and $10,000 on their newly acquired Harleys in the form of custom upgrades and accessories.

         The Company's Superstores are located in Santa Ana, California, Thousand Oaks, California, Dallas, Texas and Tampa Bay, Florida. The Company is also establishing a network of franchised Bikers Dream stores, six of which have been opened to date. Sales of aftermarket parts and accessories are also made through the Company's 100 page full color mail order catalogue.



         The Company intends to actively pursue a strategy of business growth that involves the opening of up to 10 additional Superstores by mid 1997 and the sale and opening of up to approximately 60 additional franchised Bikers Dream stores by the end of 1999. In addition, the Company plans to open and stock a central warehouse to replenish inventories of Superstores and franchised stores and to fill orders received from mail-order catalogue customers.


BIKERS DREAM SUPERSTORES

         General. The Company sells and services used Harleys and offers a full range of aftermarket parts, accessories and apparel at discount prices to Harley enthusiasts. Most current providers of aftermarket parts, accessories and services to Harley owners are small, independently owned shops, sometimes referred to as "grease shops," ranging in size from approximately 1,500 to 4,000 square feet and located in older facilities. These shops have limited space for display of motorcycles and accessories which appeal to today's typical Harley customer. In addition, most Harley dealers have few, if any, new Harleys in their showroom since they have all been pre-sold, nor do they carry a large number of used Harleys. The Company has designed its Bikers Dream Superstores to address the needs of the new breed of Harley customer, sometimes referred to as a "rich urban biker" or "RUB," who purchases a motorcycle primarily for recreational purposes and has an average household income of approximately $54,000.


         The Company currently owns and operates Bikers Dream Superstores located in Santa Ana, California, Thousand Oaks, California, Dallas, Texas and Tampa Bay, Florida. The Dallas and Tampa Bay Superstores opened in April 1995 and July, 1995, respectively. The Santa Ana, Thousand Oaks, Dallas and Tampa Bay Superstores are approximately 12,000, 4,200, 10,000 and 10,500 square feet, respectively. The large Superstores (approximately 10,000 square feet) are up to 75% larger than most Harley dealers and other retail outlets.


         Each Superstore features a large showroom for displays of merchandise, warehousing for inventory and a repair and customizing shop. The Santa Ana Superstore also contains administrative and franchise training offices. The showroom is organized to allow variation in location of the displays to accommodate customer traffic flow within the store and heighten interest. Some in-store displays have been installed in the showroom by distributors and manufacturers to present their products in a trade show mode, which enables Bikers Dream to display products at manufacturers' expense. The area designated as the warehouse offers adequate space to stock and store quantities of all items on display in the showroom, along with numerous other parts items not displayed, which are in constant demand. The area designated as service and assembly is large enough to house a staff of mechanics and service personnel and is capable of accommodating the custom building and rebuilding of motorcycles. The forward area of the showroom is reserved for a display of used Harley-Davidson motorcycles for sale.

         Used Harley Sales. Each large Superstore typically has 30 or more quality used Harleys in its showroom at all times. Approximately 70% of these are 1990 to 1995 model Harleys, approximately 20% are 1984 to 1990 models and the remaining 10% are pre-1984 models and an occasional classic. Most of the Harley models on display feature the "Evolution" powertrain which the Harley-Davidson Company began producing in 1984. Approximately 80% of the used Harleys on display in a Superstore showroom are owned by the Company and the remaining 20% are taken on consignment.

         Sources for used Harley purchases are numerous and include individual private sellers, regional brokers, in-house buyers and regional/national motorcycle sales publications. The Company buys used Harleys taking into consideration the wholesale value of the motorcycle and the costs of buying, delivering, repairing, reconditioning and otherwise making the motorcycle ready for sale. The Company believes that it will not encounter significant difficulty in maintaining its inventory of used Harleys, although prices of used Harleys are subject to market variations.

         Approximately 20% of the used Harleys sold by the Company have been taken on consignment. Under this arrangement, the Company receives a flat fee plus the difference between the actual sales price and the price agreed upon by the Company and the consignee. Consignments are obtained through local ads, referrals and ongoing consignee relationships.

         The Company utilizes an on-line video system in each of its Superstores which allows customers to view, in real time full motion video, all models of Harley motorcycles and other custom items such as custom paint jobs available at each Superstore and at participating Bikers Dream franchise stores. Management believes that this is a new concept in retail sales. The new video system has been favorably received by the Company's customers.

         As part of its commitment to sell quality used Harleys, the Company's service department inspects each motorcycle in accordance with a standard inspection list. All safety-related items such as brakes, lights and tires, are repaired as needed. Other repairs and reconditioning, if required, can also be done by the Company's service department. Certain specialty work is frequently less costly when performed by independent shops, however, and the Company utilizes outside services as necessary. All motorcycles are thoroughly detailed before they are placed on the showroom floor.


         The Company offers financing through several financing sources at rates which the Company believes are competitive with other financing sources for motorcycles. The Company also offers third party warranty policies on the late model Harley motorcycles it sells. The warranty policies are normally sold at a premium over dealer cost. Motorcycle insurance is also offered through several national companies. The Company receives a fee of up to 20% of the annual insurance premium. Warranties and insurance are also often financed. The Company receives a participation fee of up to 4% of the total amount financed.


         Customers may also obtain a Bikers Dream credit card which can be used to purchase motorcycles as well as parts, accessories and clothing. The cards are issued and underwritten by a leading national financial institution and can be used only at Superstores and participating Bikers Dream franchise stores.

         Aftermarket Products. The Company stocks and sells, at discount prices, an extensive range of aftermarket products for the Harley enthusiast. Many of these products are not offered by Harley dealers because of sourcing restrictions in their dealer agreements, or by independent retailers who typically carry a limited range of products for a variety of motorcycles. According to published reports, only 23% of the independent retailers carry aftermarket parts and accessories for Harleys. The Company currently offers as many as 10,000 different parts and accessories, including replacement parts for Harley motorcycles. The Company does not buy any products directly from the Harley-Davidson Company.

         The Company has supply arrangements in place with most of the major motorcycle aftermarket parts and accessories suppliers. Under these arrangements, none of which are the subject of a formal agreement, the Company is entitled to quantity discounts on a distributor-type basis, allowing the Company to sell certain products at dealer price levels to the Company's franchisees and other dealers. The Company purchases its parts and accessories on a COD basis and considers its relationship with its suppliers to be good.
No single company supplies more than 20% of the products sold by the Company. Management believes that the loss of any supplier would not have a material adverse effect on the Company because other suppliers could be relied upon to meet the Company's requirements at a comparable cost.

         The Company sells a line of accessories under the brand names Dream Products and Bikers Dream Products. Some of these products such as Dream Seats (custom motorcycle seats) are designed in-house, and some are existing products which are private labeled. The Company, pursuant to arrangements with the manufacturers, also blister packs or repackages certain items using the Bikers Dream logo. The Company plans to expand its proprietary product line and utilize blister packaging as merchandising and sales warrant.

         Catalogue Sales. The Company has published a 100 page full color mail-order catalogue of parts and accessories. The catalogues are marketed to existing customers, at trade shows, in advertising materials and by word of mouth. The catalogues are sold for a nominal amount plus postage and handling. Approximately 5,000 catalogues were distributed in 1994. Catalogue generated mail-order sales amounted to approximately $580,000 in fiscal 1994.


         A newer and larger full color Bikers Dream catalogue is currently in development and is scheduled for publication and distribution in 1995. The new catalogue is expected to have approximately 300 pages and will, like the first catalogue, be sold to prospective customers to defray its cost of development, printing and distribution.


         Service Department. The service department of each Superstore services and repairs customer-owned Harleys as well as the used Harleys on display in the showroom. The service department can also install parts and accessories sold in the Superstore.

         Computerized Information System. The Company utilizes a non-proprietary retail point of sale software system which the Company's management believes satisfies all of the operations and day-to-day requirements of the Company's aftermarket motorcycle business. All of the Company's franchised stores also use the system. The system's capabilities include inventory control, management reporting and point of sales information.

BUSINESS STRATEGY

         The Company's objective is to become the market leader in sales of aftermarket Harley motorcycles, parts, accessories and related apparel in the United States. There are nearly 600,000 Harleys currently registered in the United States and, based upon Harley-Davidson Company's current production plans, this number is expected to increase to 900,000 by 1999. The Harley biker of today is typically a male in his late thirties, with a household income of approximately $54,000 and who is purchasing a motorcycle primarily for recreational purposes. The Company has designed its Superstores and developed a marketing plan to address the needs of this new breed of Harley customer. The Company's strategy includes the following elements:


                 - Targeting the opening of one additional Superstore in 1995, seven additional Superstores in 1996 and two additional Superstores in 1997 in major metropolitan areas with a high concentration of motorcycle registrations, such as San Jose, California, Los Angeles, California, San Diego, California, Reno, Nevada, Houston, Texas and Daytona, Florida.


                 - Maintaining an adequate supply of quality used Harleys for sale in each Superstore.


                 - Opening approximately three previously sold franchised Bikers Dream stores in 1995 and selling and opening an average of 16 franchised Bikers Dream stores per year beginning in 1996 in mid-size market areas not served by Superstores to a total of 70 franchised stores by year-end 1999.



                 - Opening, staffing and stocking a central warehouse in 1996 to replenish inventories of Superstores and franchised stores and fill mail-order catalogue orders.



                 - Publishing and distributing a new 300 page all color mail-order catalogue to customers in areas not served by Superstores or franchised Bikers Dream stores.




MARKETING AND ADVERTISING

         There are currently in excess of 600,000 Harleys registered in the United States and, based upon Harley-Davidson Company's current production plans, this number is expected to grow to 900,000 by 1999. New Harleys are in high demand, with customers waiting up to one year or more to buy a new one. Many customers have turned to the resale market to satisfy their desire for a Harley. The Company believes that Harley customers typically spend between $4,000 and $10,000 on accessories to customize and upgrade their newly acquired Harleys.

         The Company markets exclusively to Harley customers, and its Superstores and franchised stores have been designed to appeal to the new breed of Harley customer. The Superstores feature a large inventory of quality used Harleys and an extensive range of aftermarket parts and accessories.

         The Company advertises its products in electronic and print media most frequently seen or heard by the Company's targeted customer group. Catalogue sales and retail locations are advertised nationally in various specialty motorcycle magazines. Motorcycles are advertised in local trade publications and in the automotive classified section of local newspapers. Direct mail, local radio and, occasionally, local cable television are used during certain promotions and to support special events.

CENTRAL WAREHOUSE

         The Company plans to stock, staff and operate a strategically located warehouse to function as a central distribution plant for its Superstores and franchise outlets and to fill orders from its mail-order catalogue customers. The central warehouse is expected to improve order fulfillment rates. Although the Company anticipates that the central warehouse will be located in Reno, Nevada, the site selection has not been finalized.

FRANCHISING ACTIVITIES


         The Company is in the process of establishing a network of franchised Bikers Dream stores. The franchise stores, which are modeled after the Company-owned Superstores, will be located throughout the United States to service the mid-size markets not served by Superstores. The Company has sold ten Bikers Dream franchises (three in California and seven in other states) at a price of $15,000 per franchise, seven of which are currently open and operating. In addition, the Company is conducting negotiations with several other potential franchisees for the sale of a Bikers Dream franchise.



         The Company has marketed its franchises primarily by advertising in motorcycle and specialty magazines. The franchise advertisement has appeared in a portion of a larger general advertisement featuring the Company's products, service and mail-order catalogue. The majority of responses to the franchise advertisements have been from Harley owners and enthusiasts. The Company intends to advertise in publications such as the Wall Street Journal and other national publications such as Inc. Magazine, The Robb Report, The DuPont Registry and Bigtwin.



         Each franchisee receives an exclusive territory for which the franchisee pays an initial franchise fee and monthly royalties based on sales. The Company provides franchisees with in-house and on site training and a copy of the Company's franchise operations manual, ongoing newsletters, site support and other operational marketing assistance.


         The Company was advised by its recently retained special franchise counsel that certain previous franchise sales and offers to sell franchises were not made in compliance with applicable federal and state franchise laws and regulations. Special franchise counsel also advised the Company that applicable federal and state franchise laws have broad enforcement provisions, and that under certain state laws the potential and existing franchisees may have a private cause of action for franchise violations. Consequently, the Company suspended its franchise sales activities in March, 1995 while it was in the process of preparing the required disclosure documents and complying with federal and state franchising laws for future offers and sales of franchises. The Company, through its wholly owned subsidiary, Bikers Dream International, Inc. ("BDII"), has filed its franchise registrations as required by law, and as of September 30, 1995, is authorized to sell franchises in all states and possessions of the United States except for the following states: Hawaii, Illinois, and New York. The Company restructured its franchise program and resumed its franchise sales activities in August, 1995. Bikers Dream has provided written notice to its three California franchisees and one person who was negotiating to acquire a Bikers Dream franchise of their remedies and rights under California franchise laws. Franchisees who do not elect to pursue the remedies available to them under California law will remain as franchisees of the Company. The Company has acquired one operating franchise from a California franchisee for approximately $304,000, is negotiating to acquire another operating franchise from a California franchisee for an amount not expected to exceed $140,000 and has agreed to refund the $15,000 franchisee fee plus out-of-pocket expenses of approximately $6,000 to a non-operating California franchisee. The Company is also negotiating to settle a dispute with a former California franchise applicant as to the terms of a proposed franchise, and based upon recent discussions, management believes that the dispute can be resolved without any material adverse effect on the Company. In addition, the Company is currently evaluating the status of its relationship with its seven existing non-California franchisees to determine if any notification requirements exist regarding possible prior franchise violations. Management believes, based upon recent discussions with these franchisees regarding the Company's restructured franchise program, that all or substantially all of them will accept the Company's offer and remain as franchisees of the Company.


COMPETITION


         The market in which Bikers Dream competes is highly competitive. The main source of competition is the licensed Harley-Davidson motorcycle dealer network which primarily sells new Harley-Davidson motorcycles, accessories and parts and provides repair/maintenance service on all Harley-Davidson models. Bikers Dream believes that most of the licensed Harley-Davidson dealers neither emphasize nor use marketing or business practices and procedures comparable to those used by the Company in the sale of used Harley-Davidson motorcycles or the sale of aftermarket accessories and apparel. In addition, there are a substantial number of independent motorcycle shops which provide aftermarket parts, services and accessories to Harley-Davidson motorcycle owners. Bikers Dream believes that most of the aftermarket motorcycle shops are small, privately owned businesses with limited facilities, capital and other resources.

PATENTS, LICENSES AND TRADEMARKS

         The Company has no patents or licenses. The Company has obtained a service mark registration in the United States for the mark "BIKERS DREAM."

REGULATION

         The Company's operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. Compliance with existing laws and regulations applicable to the Company has not had a material adverse effect on the Company's operations. Management believes that it maintains all requisite licenses and permits and is in substantial compliance with all applicable federal, state and local laws and regulations.

EMPLOYEES


         As of September 30, 1995, the Company had 72 full-time employees.


PROPERTIES


         The Company leases approximately 12,000 square feet of space in Santa Ana, California, approximately 10,000 square feet of space in Dallas, Texas, approximately 10,500 square feet of space in Tampa Bay, Florida and approximately 4,200 square feet in Thousand Oaks, California. The Company pays rent of approximately $10,970 per month under its Santa Ana lease and approximately $8,000 per month under its Dallas lease. The Company has agreed to pay monthly rent under its Tampa Bay lease of approximately $4,000 during the first year and approximately $8,000, $8,400, $8,800 and $9,200 during each of the remaining four years of the lease. The Company has agreed to pay monthly rent under its Thousand Oaks lease of approximately $3,500 during the first two years and $4,1000, $4,200 and $4,410 during each of the remaining three years of the lease. The Santa Ana lease expires on August 31, 2003, with two successive five year options to renew, the Dallas lease expires on December 31, 1999 with two successive five year options to renew, the Tampa Bay lease expires on May 31, 2000 with a five year option to renew and the Thousand Oaks lease expires on June 30, 1999. All of the leased property is in good condition.


LEGAL PROCEEDINGS

         The Company is not a party to any material pending legal proceedings.


                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         The Company's current management consists of the following persons, all of whom have held office since March 13, 1995 (the date of the acquisition by the Company of Bikers Dream, Inc.) other than Rowland W. Day II who has been a director since October, 1985 serving in various capacities, including President, from October, 1985 until March 13, 1995.


                 Name                              Office
                 ----                              ------
         Dennis Campbell                           President and Director
         William R. Gresher                        Senior Vice President, Chief Financial, Operating and
                                                   Administrative Officer and Director
         Jeffrey L. Simons                         Executive Vice President
         Richard E. King, Jr.                      Secretary and Director
         Rowland W. Day II                         Director

         The Company has agreed for a period of three years commencing March 13, 1995 to nominate and elect two members of the Company's Board of Directors (to be composed of a total of five members) designated by Rowland W. Day II, one of whom may be Mr. Day and both of whom shall be "independent directors" (i.e., directors who are not also officers and/or employees of the Company).
As of the date of this Prospectus, Mr. Day has not designated anyone other than himself to serve on the Board of Directors.

         Directors are elected on an annual basis at the Company's annual meeting of stockholders. The present term for each director will expire at the next annual meeting of stockholders or at such time as their successor is duly elected and qualified. Executive officers are elected annually and, except to the extent governed by employment contracts, serve at the discretion of the Board of Directors.

         DENNIS CAMPBELL, President, Director and founder of Bikers Dream. Prior to founding Bikers Dream in 1990 as a sole proprietorship and incorporating the business in 1991, Mr. Campbell had extensive experience in developing, opening, and operating automobile parts and accessories stores. In 1983, Mr. Campbell opened Vee Dub Parts Unlimited, which offered custom parts and accessories for Volkswagen automobiles. Within one year of its inception, Vee Dub Parts Unlimited was one of the industry leaders on a worldwide basis. In 1985, Mr. Campbell started Vee Dub Parts Unlimited Machine Shop, a division of Vee Dub Parts Unlimited, dedicated to building engines, custom machining, and development of signature series hi-flow racing heads. In 1986, Mr. Campbell purchased Ed's Machine, a crankshaft manufacturing company, which provided a complete line of high performance crankshafts for Volkswagen automobiles. In 1987, Mr. Campbell sold Denmar Enterprises, Inc., a holding company for Vee Dub Parts Unlimited and Ed's Machine. From 1987 to 1990, Mr. Campbell was employed as Finance Manager of Bill Maxey Toyota in Huntington Beach, California.


         WILLIAM R. GRESHER, Senior Vice President, Chief Financial, Operating and Administrative Officer and Director. Prior to joining the Company on a full time basis in September, 1995, Mr. Gresher was Vice President-Finance of Allergan, Inc. Irvine, California. Mr. Gresher served in various financial executive positions with Allergan since early 1990. Immediately prior to becoming Vice President-Finance of Allergan, he was Vice President and Controller of Allergan Europe, based in the U.K. Prior to joining
Allergan he held various financial executive positions with Baxter International, Deerfield, Illinois for 10 years, Bell & Howell, in Lincolnwood, Illinois and Tokyo, Japan, and earlier as a Senior Auditor with Arthur Anderson & Co., certified public accountants, at the Chicago office for 5 years. Mr. Gresher retains his credential as a certified public accountant and is an active member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He holds Bachelor of Science and Master of Business Administration degrees from Northern Illinois University.


         JEFFREY L. SIMONS, Executive Vice President. Prior to joining the Company in 1995, Mr. Simons served as Director of Retail Operations and Merchandising with Easyriders Franchising, Inc. where he was responsible for all facets of franchise development and implementation, including concepts, planning, operations, systems, staffing, training, and merchandising. From 1982 to 1994, Mr. Simons ascended through various divisions in Harley-Davidson, Inc., and Harley-Davidson International, Inc. where he was involved in testing and development, engineering and powertrain performance, international sales, marketing, and distribution. He was also responsible for the strategic planning, implementation, and management of all Harley-Davidson International "Designer Store" franchise development, renovation, and merchandising programs outside of North America. During his career with Harley-Davidson, he spent extensive periods of time overseas engaged in negotiation, sales, and communication with independent distributors, subsidiary management, and the franchise dealers network.

         RICHARD E. KING, JR., Secretary and Director. Mr. King is a practicing attorney in Newport Beach, California. He has practiced in the area of business and corporate law, corporate finance, tax and international tax, and estate planning for 32 years. He has also served as President and Chief Executive Officer of two corporations in the construction and sports industries and has served on the Board of Directors of a number of corporations. Mr. King is a member of the California, Pennsylvania, Federal District Courts and U.S. Tax Court bars. He holds a Bachelor of Arts degree from Denison University, Granville, Ohio and a Juris Doctorate from the University of Michigan Law School, Ann Arbor.

         ROWLAND W. DAY II, Director. Mr. Day is a partner in the law firm of Day & Campbell in Costa Mesa, California. He has practiced in the area of business and corporate law and corporate finance for 12 years. Mr. Day is a member of the California bar. He holds a bachelor of arts degree from California State University at Fullerton and a Juris Doctorate from Whittier Law School.

COMMITTEES OF THE BOARD OF DIRECTORS


         The Company has established a compensation committee consisting of the two members of the Board who are not otherwise affiliated with the Company.
The Company currently has no other committees of its Board of Directors, but it is anticipated that standing audit and stock option committees will be established. It is expected that the audit committee will consist of members of the Board who are not otherwise affiliated with the Company.


COMPENSATION OF DIRECTORS


         The Company currently has no standard compensation arrangements with its directors. It expects it will pay an annual fee and/or per meeting fees to each of its directors who is not an employee of the Company, but such amounts have not yet been determined. All directors of the Company are eligible to receive options under the Company's stock option plan. See "Management - Stock Option Plans."


EXECUTIVE COMPENSATION

         The following table sets forth certain summary information regarding compensation paid by the Company for services rendered during the last fiscal year by the chief executive officer of the Company. There are no other executive officers whose annual salary and bonus compensation exceeded $100,000.

                                               Annual Compensation
         Name and Principal                    -------------------                      Other
             Position                      Salary                  Bonus             Compensation
             --------                      ------                  -----             ------------
         Dennis Campbell               $141,277                    $9,000              $2,000(1)
         President

---------------------------

(1)  Allowance for automobile expenses.


EMPLOYMENT AGREEMENTS

         The Company has entered into a five year employment agreement with Dennis Campbell effective as of September 1, 1994, pursuant to which Mr. Campbell is entitled to receive an annual salary of $120,000, a monthly car allowance of $500, a bonus of $50,000 for each new Bikers Dream Superstore that is opened and a commission of 20% of the franchise fee for each Bikers Dream franchise sold by the Company that is opened. The Company has agreed to pay the premiums on a disability policy providing income continuation of 60% of Mr. Campbell's salary in the event he becomes disabled and has also agreed to pay the premiums on a term life insurance policy providing for death benefits in the amount of $500,000 to a beneficiary designated by Mr. Campbell. Upon termination of the agreement by the Company without good cause (as defined in the agreement), Mr. Campbell is entitled to receive an amount equal to four years annual salary at the then current rate of compensation.


         The Company has entered into a five year employment agreement with William R. Gresher effective as of September 25, 1995, pursuant to which Mr. Gresher is entitled to receive an annual salary of $185,000. Mr. Gresher is also entitled to receive a bonus of 5% of the first one million dollars of annual net after tax profits and 2% of the second one million dollars of annual net after tax profits of the Company. The Company has agreed to grant Mr. Gresher options to purchase, at an exercise price of $2.50 per share, 300,000 shares of Common Stock, 240,000 of which shall be granted under the Company's Incentive Stock Option Plan. The options are immediately vested as to 50,000 of such shares and vest over a five year period as to the balance of such shares. The Company has agreed to pay the premiums on a term life insurance policy providing for death benefits in the amount of $500,000 to a beneficiary designated by Mr. Gresher. Upon termination of the agreement by the Company without good cause (as defined in the Agreement) during the first 12 months of employment, Mr. Gresher is entitled to receive severance pay in an amount equal to his monthly salary for a period of 12 months plus one additional month for each month of service performed, up to an additional 12 months, under the Agreement.



         The Company has entered into a five year employment agreement with Jeffrey L. Simons effective as of March 1, 1995, pursuant to which Mr. Simons is entitled to receive an annual salary of $108,000. Mr. Simons is also entitled to receive a bonus of $2,750 for each new Bikers Dream Superstore that is opened, excluding repurchased franchise stores, and 20% of the initial franchise fee for each new franchise store that is opened. The Company has agreed to grant to Mr. Simons an option to purchase, at an exercise price of $1.50 per share, 100,000 shares. The option vests, on a pro-rata quarterly basis, 10,000 shares, 15,000 shares, 20,000 shares, 25,000 shares and 30,000 shares during fiscal years 1995, 1996, 1997, 1998 and 1999, respectively. The Company has also agreed to pay Mr. Simons a net cash bonus equal to $1.50 for each share issued to Mr. Simons upon exercise of the option.



STOCK OPTION PLANS



         The Company has adopted a non-qualified stock option plan ("Non-Qualified Plan") for its directors and has reserved a total of 250,000 shares to be issued upon exercise of options granted under the Non-Qualified Plan. The Non-Qualified Plan has not yet been submitted to the Company's stockholders for approval. In April, 1995, the Company granted options to purchase, at an exercise price of $1.50 per share, 50,000 shares to each of Messrs. Dennis Campbell, William R. Gresher, Richard E. King, Jr. and Rowland
W. Day II. The options are immediately vested as to 10,000 shares and the balance will vest at the rate of 2,500 shares per quarter over a four-year period.



         The Company has adopted an incentive stock option plan ("Incentive Plan") for its employees and has reserved a total of 1,000,000 shares of Common Stock to be issued upon exercise of options granted under the Incentive Plan. The Incentive Plan has not yet been submitted to the Company's stockholders for approval. At September 30, 1995, options to purchase 137,500 shares had been granted at an exercise price of $1.50 per share, and options to purchase 240,000 shares had been granted at an exercise price of $2.50 per share, none of which have been exercised.



         The Incentive Plan provides for the grant by the Company of options to purchase shares of the Company's Common Stock to its officers and key employees. The Incentive Plan provides that it is to be administered by a committee appointed by the Board of Directors (the "Committee") who are "disinterested" as such term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Committee has discretion, subject to the terms of the Incentive Plan, to select the persons entitled to receive options under the Incentive Plan, the terms and conditions on which options are granted, the exercise price, the time period for vesting such shares and the number of shares subject thereto.



         No incentive stock option may be granted to any person who owns stock possessing more than 10% of the combined voting power of all classes of the Company's stock or of its parent ("10% Stockholders") unless the exercise price is at least equal to 110% of fair market value on the date of grant. Options may be granted under the Incentive Plan for terms of up to 10 years, except for options granted to 10% stockholders which are limited to 5-year terms. The exercise price of incentive options granted under the Incentive Plan must be at least equal to the fair market value of the Common stock as of the date of grant. No options may be granted to an optionee under the Incentive Plan if the aggregate fair market value (determined on the date of grant) of the stock with respect to which options are exercisable by such optionee in any calendar year under all such plans of the Company and its affiliates exceeds $100,000.


LIMITATION ON DIRECTORS' LIABILITIES UNDER CALIFORNIA LAW

         The Company's Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith and in a manner they reasonably believed to be in the best interests of the Company, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful; provided, however, that in the case of a suit or proceeding by or in the right of the Company, such persons shall be indemnified only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement thereof and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such corporate suit or proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Company has also obtained directors' and officers' liability insurance in the amount of $1,000,000.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

         During 1994 and 1993, the Company incurred $156,923 and $59,832, respectively, in legal fees and/or consulting services fees from a law firm with which Rowland W. Day II, a director of the Company, was associated.

         During 1993, the Company issued 66,014 shares of Common Stock (adjusted to give effect to the completion of a 1 for 1,363.341473 reverse split of the Company's outstanding Common Stock) to Rowland W. Day II and Robert C. Horlick, a former officer and director of the Company, and to a partner in the law firm with which Mr. Day was associated in lieu of payment for certain consulting and acquisition investigation services rendered, which aggregated $63,000. Of those shares issued, 61,613 were issued to such former officers and directors of the Company.

         In August, 1994, Rowland W. Day II loaned $300,000 to the Company. The loan was evidenced by the Company's non-interest bearing convertible promissory note which was converted into shares of the Company's Common Stock upon consummation of the Bikers Dream Acquisition at the conversion price of $1.00 per share. The Company used the proceeds of the loan from Mr. Day along with the proceeds of other loans from non-affiliates in the aggregate additional amount of $200,000 to make a $500,000 secured loan to Bikers Dream upon the signing of the Acquisition Agreement. The Company agreed to issue warrants to such non-affiliates to purchase 200,000 shares of the Company's Common Stock at a price of $1.50 per share.

         In February, 1995, Rowland W. Day II loaned $50,000 to the Company, the proceeds of which were used to purchase four used Harley-Davidson motorcycles. The Company repaid the loan and interest thereon in the amount of $2,000 to Mr. Day in March, 1995.

         The Company agreed to grant to Rowland W. Day II, and/or his assigns, upon consummation of the Bikers Dream Acquisition, an irrevocable three year option to purchase, at a price of $1.00 per share, 550,000 shares of Common Stock. Mr. Day has assigned his right to receive options to purchase 170,000 of such shares to other persons. The option provides that the holders of shares issued upon exercise of the option will have certain rights to register such shares under the Securities Act.

         Rowland W. Day II will have the right for a period of three years after the consummation of the Bikers Dream Acquisition to designate two members of the Company's Board of Directors (to be composed of a total of five members), one of which may be Mr. Day, and the right to attend meetings of the Company's Board of Directors as an observer.

         In April, 1995, the Company granted options to each of its current directors to purchase, at an exercise price of $1.50 per share, 50,000 shares of Common Stock. See "Management - Stock Option Plan."


         In April and August, 1995, Dennis Campbell loaned $75,000 and $24,000, respectively, to the Company, the proceeds of which were used for working capital. The Company has agreed to repay the loans and interest thereon on demand.



         In September, 1995, the Company granted an option to William R. Gresher to purchase, at an exercise price of $2.50 per share, 300,000 shares of Common Stock. The option is immediately vested as to 50,000 shares and vests as to the balance of the shares over a five year period. See "Management - Employment Agreements."

                             PRINCIPAL STOCKHOLDERS



         The following table sets forth, as of September 30, 1995, information regarding ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director and by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power over their shares except as otherwise noted.



                                             Number of                          Percent
       Name                                Shares Owned                         of Class
       ----                                ------------                         --------
Dennis Campbell                              2,467,990  (1)                         44%
1420 Village Way
Santa Ana, California 92705

William R. Gresher                             390,632  (2)                        6.8%
1420 Village Way
Santa Ana, California 92705

Richard E. King, Jr.                            15,000  (3)                        .08%


Rowland W. Day II                              888,181  (4)                       14.8%
3070 Bristol Street, Suite 650
Costa Mesa, CA 92626

Brian Downing                                  255,555                             4.6%
4861 Silver Spur
Yorba Linda, California 92686

All officers and directors
   as a group (5 persons)                    3,761,803  (1)(2)(3)(4)(5)           62.3%


---------------------------


(1) Includes 10,000 shares subject to the presently exercisable portion of an option held by Mr. Campbell to purchase a total of 50,000 shares. See "Management - Stock Option Plans."



(2) Includes 60,000 shares subject to the presently exercisable portion of options held by Mr. Gresher to purchase a total of 350,000 shares. See "Management - Employment Agreements."



(3) Includes 10,000 shares subject to the presently exercisable portion of an option held by Mr. King to purchase a total of 50,000 shares.



(4) Includes 390,000 shares subject to the presently exercisable portion of options held by Mr. Day and the Day Family Trust.



(5) Does not include up to 100,000 shares which may be issued upon exercise of an option granted to Jeffrey Simons in accordance with the terms of his employment agreement. See "Management - Employment Agreements."



                              SELLING STOCKHOLDERS


         The Selling Stockholders are offering hereby a total of 2,221,117 shares of Common Stock, including 595,000 shares of Common Stock issuable upon the exercise of currently exercisable options. The following table sets forth the name of each person who is a Selling Stockholder, the number of securities owned by each such person as of September 30, 1995 and the number of shares of Common Stock such person will own after the completion of this offering. The following table assumes the exercise of all options beneficially owned by each such stockholder for which the underlying shares of Common Stock are being offered hereby.


                                                                                     Shares Beneficially Owned
                                                                                          After Offering(1)
                                                                                          --------------
                                   Shares Beneficially Owned       Shares Included
Name of Selling Stockholder            Prior to Offering           In This Offering     Number      Percent
---------------------------            -----------------           ----------------     ------      -------
     Dennis Campbell,                      2,457,990                      245,799      2,212,191       40%
     Trustee of the Dennis
     Campbell Revocable Trust(2)

     Kemper Clearing Corp.                    60,000                       22,263         37,737        *%
     FBO William R. Gresher
     IRA(3)

     Richard E. King, Jr.(4)                   5,000                          500          4,500         *

     Day Family Trust(5)                     485,334                      485,334              0         -

     Rowland W. Day II IRA(6)                266,667                      266,667              0         -

     Brian and Cheryl Downing,               255,555                       25,555        230,000       4.1%
     Trustees of the Downing
     Revocable Trust

     Eric C.S. Meyer(7)                       12,500                       12,500              0         -

     Eric and Mary Ellen Meyer(7)              5,000                        5,000              0

     Donald Duffy(8)                          10,000                       10,000              0         -

     Caldwell R. Campbell(9)                 114,670                      100,000         14,670         *

     James J. Coyne                           50,000                       50,000              0         -

     Kemper Clearing Corp.
     FBO William McLeod IRA                   11,666                       11,666              0         -

     Lawrence E. Peschke and
     Susan V. Peschke                         10,000                       10,000              0         -

     Peter Kapsimalis                         70,000                       70,000              0         -

     George J. Donohue                        20,000                       20,000              0         -

     Gregory G. Schmidt and                   75,000                       75,000              0         -
     Katitza Schmidt

     Lenard S. Dacanay                         3,333                        3,333              0         -

     David Manley                              4,000                        4,000              0         -

     Robert London                            16,666                       16,666              0         -

     Donald B. Kearns and                     16,667                       16,667              0       -
     Jean K. Wickersham

     Douglas B. Schreier                       6,000                        6,000              0       -

     Rowland W. Day(10)                       68,000                       68,000              0       -

     MD Strategic, L.P.                      120,000                      120,000              0       -

     Don C. Barton                             6,667                        6,667              0       -

     Tom and Shellie Paul                      5,000                        5,000              0       -

     Sue and Larry Peschke                     5,000                        5,000              0       -

     Robert and Bernadette Gresher             2,000                        2,000              0       -

     Stanton F. Weissenborn                   12,500                       12,500              0       -

     Ian A. Reddin                            25,000                       25,000              0       -

     William Whalen                           25,000                       25,000              0       -

     Charles T. Young                         25,000                       25,000              0       -

     Elliot M. Lavigne                        25,000                       25,000              0       -

     Warren Weiner                            25,000                       25,000              0       -

     Paul A. Minor                            50,000                       50,000              0       -

     Paul Tanico                              37,500                       37,500              0       -

     William James Bell                       25,000                       25,000              0       -

     Dr. John F. Bunk                         25,000                       25,000              0       -

     James Coleman                             2,500                        2,500              0       -

     Victoria Dauphinot                        2,500                        2,500              0       -

     Timothy C. Davis                          5,000                        5,000              0       -

     Martin D. Fife                            5,000                        5,000              0       -

     William J. Fusco                          5,000                        5,000              0       -

     D. Bruce Horton                           7,500                        7,500              0       -

     Michael Green                             5,000                        5,000              0       -

     Thomas P. Kikis                          12,500                       12,500              0       -

     Marshall Manley                          25,000                       25,000              0       -

     Glenn T. Marcin                          25,000                       25,000              0       -

     William J. Marshall                       7,500                        7,500              0       -

     Douglas L. Mason                          7,500                        7,500              0       -

     Boyce Meyer                              50,000                       50,000              0       -

     Donald J. O'Neil                         25,000                       25,000              0       -

     Elaine G. Reddin                         25,000                       25,000              0       -

     Mimi Vail                                 2,500                        2,500              0       -

     Wavemark Partners, L.P.                  25,000                       25,000              0       -

     Meyer, Duffy & Associates, Inc.(11)      45,000                       45,000              0       -


----------------------------------

*        Less than 1%

(1) Gives effect to exercise of all of the options for which the underlying shares of Common Stock are being offered hereby and the sale of all of the shares of Common Stock being offered by the Selling Stockholders.


(2) Mr. Campbell is President and a director of the Company. Does not include 50,000 shares subject to an option held by Mr. Campbell.



(3) Mr. Gresher is Senior Vice President, Chief Financial, Operating and Administrative Officer and a director of the Company. Does not include 350,000 shares subject to options held by Mr. Gresher or 308,369 shares held by Mr. Gresher which are not being offered hereby.


(4) Mr. King is Secretary and a director of the Company. Does not include 50,000 shares subject to an option held by Mr. King.

(5) Mr. Day, a Co-Trustee of the Day Family Trust, is a director of the Company. Includes 200,000 shares subject to a currently exercisable option.

(6) Mr. Day is a director of the Company. Includes 180,000 shares subject to a currently exercisable option. Does not include 50,000 shares subject to an option held by Mr. Day or 126,180 shares held by Mr. Day which are not being offered hereby.

(7) Mr. Meyer is a former director of the Company. Includes 10,000 shares subject to a currently exercisable option.

(8) Mr. Duffy is a former director of the Company. Includes 10,000 shares subject to a currently exercisable option.


(9)      Includes 100,000 shares subject to a currently exercisable option.



(10)     Includes 50,000 shares subject to a currently exercisable option



(11)     Includes 30,000 shares subject to a currently exercisable option.

         All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by the Company. All brokerage commissions, if any, attributable to the sale of shares will be borne by the Selling Stockholders.

         The Selling Stockholders' sales of shares of Common Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Stockholders may each be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of its shares, the Selling Stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act until its participation in that distribution is completed.


         The Selling Stockholders may also use Rule 144 under the Securities Act to sell the shares if they meet the criteria and conform to the requirements of such Rule.



                           DESCRIPTION OF SECURITIES

COMMON STOCK


         The Company's Articles of Incorporation authorizes the issuance of 25,000,000 shares of Common Stock without par value, of which approximately 5,535,920 shares were outstanding as of September 30, 1995.


         Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders and, upon the giving of notice as required by law, are entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

         In connection with its acquisition of Bikers Dream, Inc., the Company agreed not to issue, without the unanimous approval of its Board of Directors, during each year of a three year period commencing on March 13, 1995, any shares of Common Stock, or any shares convertible into Common Stock, or any options, warrants or other rights to purchase shares of Common Stock, in excess of 5% of the total number of shares of Common Stock outstanding immediately after the consummation of such acquisition (such number of outstanding shares being 4,700,000), except for shares issued in connection with acquisitions or shares issued upon exercise of options and warrants outstanding immediately after the consummation of such acquisition.

OPTIONS


         The Company has granted options to purchase 550,000 shares of Common Stock at an exercise price of $1.00 per share. The options are exercisable at any time prior to March 13, 1998.


         The Company has granted options under the Company's Non-Qualified Stock Option Plan to each of its four current directors to purchase, at an exercise price of $1.50 per share, 50,000 shares of Common Stock. The options are immediately vested as to 10,000 shares and the balance will vest at the rate of 2,500 shares per quarter over a four year period. See "Management - Stock Option Plans."



         The Company has granted to employees under the Company's Incentive Stock Option Plan options to purchase 137,500 shares of Common Stock at an exercise price of $1.50 per share, and options to purchase 240,000 shares of Common Stock at an exercise price of $2.50 per share. See "Management - Stock Option Plans."



         The Company has granted an option to William R. Gresher to purchase, at an exercise price of $2.50 per share, 60,000 shares of Common Stock. The option is immediately vested as to 10,000 shares and the remaining portion of the option is vested over a five year period commencing in September, 1995. See "Management - Employment Agreements."



         The Company has granted an option to a consultant to purchase, at an exercise price of $2.50 per share, 30,000 shares of Common Stock.


REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Company's Common Stock is American Securities Transfer, 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.


                                 LEGAL MATTERS

         Certain matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Day & Campbell, Costa Mesa, California. Mr. Rowland W. Day II, a member of the firm, is a director of the Company and owned 498,181 shares of the Company's Common Stock as of the date of this Prospectus and also holds options to purchase an additional 430,000 shares of the Company's Common Stock from the Company. Caldwell R. Campbell, a member of the firm, owned 14,670 shares of the Company's Common Stock as of the date of this Prospectus and also holds an option to purchase an additional 100,000 shares of the Company's Common Stock from the Company.

                                    EXPERTS

         The audited financial statements of the Company as of December 31, 1993 and 1994 and for the years then ended in this Prospectus and the related Registration Statement, have been audited by Lesley, Thomas, Schwarz & Postma, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                              FURTHER INFORMATION

         The Company has filed with the Securities and Exchange Commission ("Commission"), a Registration Statement on Form SB-2 with respect to the securities which are offered by this Prospectus. This Prospectus omits certain information which is contained in the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement including the exhibits filed therewith, which may be examined without charge at the Washington, D.C. offices of the Commission and copies of all or any part thereof may be obtained upon payment of the Commission's charge for copying. The statement contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as a exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report of Lesley, Thomas, Schwarz & Postma                                               F-2

         Balance Sheets as of December 31, 1994 and December 31, 1993, and as of
         June 30, 1995 (unaudited)                                                                             F-3

         Statements of Operations for the years ended December 31, 1994, 1993 and 1992,
         and for the six months ended June 30, 1995 (unaudited)                                                F-5

         Statements of Changes in Shareholders' Equity for the years ended December 31, 1994,
         1993 and 1992, and for the six months ended June 30, 1995 (unaudited)                                 F-6

         Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992, and
         for the six months ended June 30, 1995 (unaudited)                                                    F-7

         Notes to Financial Statements                                                                         F-9

                                                                  March 15, 1995


                          Independent Auditors' Report



To the Stockholders of
Bikers Dream, Inc.



         We have audited the accompanying balance sheet of Bikers Dream, Inc. as of December 31, 1994 and 1993, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bikers Dream, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.




                                              Lesley, Thomas, Schwarz and Postma

                               BIKERS DREAM, INC.
                               ------------------
                                 BALANCE SHEET
                                 -------------



                                     ASSETS
                                     ------

                                                                     DECEMBER 31,
                                                                ----------------------
                                               JUNE 30,
                                                 1995              1994         1993
                                             ------------       ----------    --------
                                             (UNAUDITED)
  CURRENT ASSETS
     Cash and cash equivalents (Note 2)      $  234,228         $   18,136    $
     Accounts receivable (Note 2)               117,643             98,014       7,068
     Inventories (Note 2)                     1,211,125            701,301     237,411
     Note receivable from stockholder
         (Note 4)                                                   24,616      20,978
     Employee advances                           15,844              1,870
     Prepaid expenses                            58,329             58,426
     Current portion note receivable              7,560
                                             ----------         ----------    --------
         Total current assets                 1,644,729            902,363     265,457

  PROPERTY AND EQUIPMENT,
     at cost, less accumulated depreciation
     and amortization of $61,721, $28,082
     and $25,438 (Notes 2 and 3)                429,837            114,282      95,366

  DEFERRED TAX ASSET (Note 8)                                       64,785      57,878

  NOTE RECEIVABLE, less current portion          11,389

  DEPOSITS                                       29,170             37,219      18,710
                                             ----------         ----------    --------

                                             $2,115,125         $1,118,649    $437,411
                                             ==========         ==========    ========



            See the accompanying notes to these financial statements

                               BIKERS DREAM, INC.
                               ------------------
                                 BALANCE SHEET
                                 -------------


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                 DECEMBER 31,
                                                           -----------------------
                                               JUNE 30,
                                                 1995          1994         1993
                                             -----------   -----------   ---------
                                             (UNAUDITED)
CURRENT LIABILITIES
   Bank overdraft                            $             $             $  41,922
   Accounts payable                              197,178         5,116      78,850
   Other accrued expenses                        313,942       125,748     122,100
   Current portion of long-term debt
       (Note 6)                                  666,359         1,230       8,100
   Notes payable (Note 10)                                     521,000      15,000
                                             -----------   -----------   ---------

       Total current liabilities               1,177,479       653,094     265,972

DEFERRED RENT (Note 5)                            82,624        73,504

DEFERRED TAX LIABILITY                             3,425         5,859       2,951

LONG-TERM DEBT, less current portion
   (Note 6)                                       93,943        72,324     133,598
                                             -----------   -----------   ---------

       Total liabilities                       1,357,471       804,781     402,521
                                             -----------   -----------   ---------

COMMITMENTS (Note 5)

STOCKHOLDERS' EQUITY
   Common stock, no par value;
       25,000,000 and 1,000,000 shares
       authorized at June 30, 1995 and
       December 31, 1994 and 1993,
       respectively; 4,700,000, 658,013 and
       595,000 shares issued at June 30,
       1995, December 31, 1994 and 1993,
       respectively                              448,990       448,990     157,000
   Additional paid-in-capital                  1,340,565
   Accumulated deficit                        (1,031,901)     (135,122)   (122,110)
                                             -----------   -----------   ---------

       Total stockholders' equity                757,654       313,868      34,890
                                             -----------   -----------   ---------

                                             $ 2,115,125   $ 1,118,649   $ 437,411
                                             ===========   ===========   =========







            See the accompanying notes to these financial statements

                               BIKERS DREAM, INC.
                               ------------------
                            STATEMENT OF OPERATIONS
                            -----------------------


                                          SIX MONTHS            YEARS ENDED DECEMBER 31,
                                            ENDED               ------------------------
                                        JUNE 30, 1995          1994          1993          1992
                                        -------------------------------------------------------
                                        (UNAUDITED)

NET SALES                               $ 3,246,266     $ 4,626,821   $ 1,436,374   $ 1,155,273

COST OF GOODS SOLD                        2,504,869       3,526,666       922,509       683,782
                                        -----------     -----------   -----------   -----------
GROSS PROFIT                                741,397       1,100,155       513,865       471,491
                                        -----------     -----------   -----------   -----------
OTHER (INCOME) AND EXPENSES
   Selling, general and administrative
       expenses                           1,553,629       1,121,484       641,986       443,444
   Depreciation and amortization             33,639          20,115        16,004        13,912
   Interest (income) expense                   (153)         19,990        22,980        17,315
   Franchise income (Note 11)                (8,500)        (45,000)
   Other (income) expense                    (3,590)           (223)       (2,830)          (54)
                                        -----------     -----------   -----------   -----------
                                          1,575,025       1,116,366       678,140       474,617
                                        -----------     -----------   -----------   -----------
LOSS BEFORE (BENEFIT) PROVISION
   FOR INCOME TAXES                        (833,628)        (16,211)     (164,275)       (3,126)

(BENEFIT) PROVISION FOR INCOME
   TAXES (Note 8)                            63,151          (3,199)      (53,327)          800
                                        -----------     -----------   -----------   -----------
NET LOSS                                $  (896,779)    $   (13,012)  $  (110,948)  $    (3,926)
                                        ===========     ===========   ===========   ===========
NET LOSS, per common share              $     (0.19)    $     (0.02)  $     (0.19)  $     (.007)
                                        ===========     ============  ===========   ===========



            See the accompanying notes to these financial statements

                               BIKERS DREAM, INC.
                               ------------------

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  --------------------------------------------

                                              COMMON STOCK
                                          --------------------      ADDITIONAL       TOTAL
                                                                     PAID-IN       ACCUMULATED       STOCKHOLDERS'
                                           SHARES      AMOUNT        CAPITAL         DEFICIT       EQUITY/(DEFICIT)
                                          ---------   --------      ----------    ------------     ----------------
BALANCE, December 31, 1991                                                        $    (7,236)          $   (7,236)

ISSUANCE OF COMMON STOCK                    525,000   $ 17,000                                              17,000

NET LOSS                                                                               (3,926)              (3,926)
                                          ---------   --------      ----------    -----------           ----------

BALANCE, December 31, 1992                  525,000     17,000                        (11,162)               5,838

ISSUANCE OF COMMON STOCK                     70,000    140,000                                             140,000

NET LOSS                                                                             (110,948)            (110,948)
                                          ---------   --------      ----------    -----------           ----------

BALANCE, December 31, 1993                  595,000    157,000                       (122,110)              34,890

ISSUANCE OF COMMON STOCK                     63,013    291,990                                             291,990

NET LOSS                                                                              (13,012)             (13,012)
                                          ---------   --------      ----------    -----------           ----------

BALANCE, December 31, 1994                  658,013    448,990                       (135,122)             313,868

NET LOSS (Unaudited)                                                                 (896,779)            (896,779)

ISSUANCE OF COMMON STOCK
   (Unaudited)                            4,041,987                 $1,340,565                           1,340,565
                                          -------     --------      ----------    -----------           ----------

BALANCE, June 30, 1995
   (Unaudited)                            4,700,000   $448,990      $1,340,565    $(1,031,901)          $  757,654
                                          =========   ========      ==========    ===========           ==========







            See the accompanying notes to these financial statements

                               BIKERS DREAM, INC.
                               ------------------
                            STATEMENT OF CASH FLOWS
                            -----------------------



                                                 SIX MONTHS               YEARS ENDED DECEMBER 31,
                                                    ENDED          --------------------------------------
                                                JUNE 30, 1995         1994          1993          1992
                                                -------------      ---------      ---------     ---------
                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES
   Net loss                                         $(896,779)     $ (13,012)     $(110,948)    $  (3,926)
                                                    ---------      ---------      ---------     ---------
   Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities
       Deferred income taxes                           62,351         (3,999)       (54,127)
       Depreciation and amortization                   33,639         20,115         16,004        13,912
       Abandonment of fixed assets                                                    8,161
       Change in assets and liabilities
          Decrease (increase) in accounts
              receivable                              (19,629)       (90,945)        12,535       (17,067)
          Decrease (increase) in inventories         (509,824)      (463,890)       133,091      (193,644)
          Decrease (increase) in deposits               8,049        (18,509)       (12,069)       (1,141)
          Decrease (increase) in prepaid
              expenses                                    100        (58,426)         9,408
          Increase in employee advances               (13,974)        (1,870)
          Increase (decrease) in accounts
              payable                                 192,052        (73,735)      (147,985)      164,082
          Increase (decrease) in cash
              overdraft                                              (41,922)        (1,083)       43,004
          Increase in deferred rent                     9,120         73,504
          Increase in other accrued
              expenses                                188,191          3,648         80,057        15,238
                                                    ---------      ---------      ---------     ---------
              Total adjustments                       (49,925)      (656,029)        43,992        24,384
                                                    ---------      ---------      ---------     ---------
              Net cash provided by (used
              in) operating activities               (946,704)      (669,041)       (66,956)       20,458
                                                    ---------      ---------      ---------     ---------
CASH FLOWS FROM INVESTING
ACTIVITIES
   Payments for purchase of fixed assets             (349,184)       (63,647)       (56,213)       (3,257)
                                                    ---------      ---------      ---------     ---------
              Net cash used in investing
              activities                             (349,184)       (63,647)       (56,213)       (3,257)
                                                    ---------      ---------      ---------     ---------



            See the accompanying notes to these financial statements

                               BIKERS DREAM, INC.
                               ------------------
                      STATEMENT OF CASH FLOWS (CONTINUED)
                      -----------------------------------


                                             SIX MONTHS            YEARS ENDED DECEMBER 31,
                                               ENDED           --------------------------------
                                           JUNE 30, 1995          1994        1993       1992
                                           --------------      ----------  ---------   --------
                                            (UNAUDITED)
CASH FLOWS FROM FINANCING
ACTIVITIES

   Advances received on employee note
       receivable                                18,949)
   Proceeds from long-term debt                 705,803                       64,000      3,029
   Principal payments made on long-term
       debt                                     (40,055)         (83,144)    (65,127)   (29,956)
   Payments received on note receivable
       from stockholder                          24,616           20,978       2,868
   Proceeds from issuance of common
       stock                                    840,565          291,990     140,000
   Proceeds from issuance of notes payable                       521,000      15,000
   Advances on note receivable from
       stockholder                                                           (33,572)
   Advances on note payable to stockholder                                                9,726
                                            -----------        ---------   ---------   --------
              Net cash provided by (used
              in) financing activities        1,511,980          750,824     123,169    (17,201)
                                            -----------        ---------   ---------   --------

NET INCREASE IN CASH AND CASH
   EQUIVALENTS                                  216,092           18,136           0          0

CASH AND CASH EQUIVALENTS,
   beginning of year                             18,136                0           0          0
                                            -----------        ---------   ---------   --------
CASH AND CASH EQUIVALENTS,
   end of year                              $   234,228        $  18,136   $       0   $      0
                                            ===========        =========   =========   ========






SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY:
A note payable in the amount of $500,000 was converted to stock at March 31,
1995





            See the accompanying notes to these financial statements

                               BIKERS DREAM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992

                           JUNE 30, 1995 (UNAUDITED)





NOTE 1 - COMPANY OPERATIONS

         Bikers Dream, Inc. (the "Company"), was incorporated in 1991. The Company is in the business of selling motorcycle accessories, the sale of Harley Davidson motorcycles and the repair and maintenance of Harley Davidson motorcycles.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         INVENTORIES - Inventories are valued using a cost method which approximates the first-in, first-out (FIFO) method at the lower of cost or market. The entire inventory consists of purchased items and are categorized as finished goods.

         PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost with depreciation and amortization provided using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Repairs and maintenance to property and equipment are expensed as incurred. When property and equipment are retired or disposed of, the related costs and accumulated depreciation and amortization are eliminated from the accounts and any gain or loss on such disposition is reflected in income.


         CONCENTRATION OF RISK - The Company is operating in a growing market due to the current nationwide popularity in Harley Davidson motorcycles. Its future success is dependent on the continuation of interest in the recreational motorcycle industry.

         CASH AND CASH EQUIVALENTS - For purposes of the balance sheet and the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         ACCOUNTS RECEIVABLE - The Company utilizes the allowance method of recording doubtful accounts receivable for financial statement purposes and the direct write off method for income tax purposes. At December 31, 1994 and 1993, and June 30, 1995, no allowance for doubtful accounts receivable was deemed necessary.

         FRANCHISE INCOME - Revenue from sales of individual franchises is recognized when substantially all significant services to be provided by the Company have been performed.

NOTE 3 - PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                                                        DECEMBER 31,
                                                                                 --------------------------
                                                  ESTIMATED       JUNE 30,
                                                 USEFUL LIVES       1995            1994            1993
                                                 ------------  ------------      ----------      ----------
                                                                (UNAUDITED)
Furniture and fixtures                                7 years     $  55,150       $  31,012       $  21,026
Leasehold improvements                                7 years       190,450          22,255          15,022
Equipment                                             5 years        41,915          29,756          51,911
Computers                                             5 years       171,680          29,493          26,291
Phone system                                          7 years         9,069           6,554           6,554
Displays                                              7 years        23,294          23,294            --
                                                                  ---------       ---------       ---------
                                                                    491,558         142,364         120,804
Less: accumulated depreciation and amortization                     (61,721)        (28,082)        (25,438)
                                                                  ---------       ---------       ---------
                                                                  $ 429,837       $ 114,282       $  95,366
                                                                  =========       =========       =========



NOTE 4 - NOTE RECEIVABLE FROM STOCKHOLDER

                                                                              DECEMBER 31,
                                                                          -------------------
                                                            JUNE 30,
                                                             1995          1994        1993
                                                       ----------------   -------    --------
                                                         (UNAUDITED)
         The Company has a note receivable
         from its majority stockholder that is
         non-interest bearing and is payable on
         demand                                        $             --   $24,616    $ 20,978
                                                       ================   =======    ========


NOTE 5 - COMMITMENTS

         The Company leases its Santa Ana, California operating facility under a non-cancellable tenant operating lease for a monthly rent of $10,970 subject to annual CPI increases starting the third year of the lease. The lease term is 120 months commencing November 1, 1993 with two successive five year options. The Company received eight months of abated monthly rent from the lessor granted in the first year of the lease. The total amount of base rent payments is being charged to expense on the straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease. Deferred rent expense amounted to $73,504 at December 31, 1994 and $9,120 at June 30, 1995.

         Prior to November 1, 1993, the Company leased its operating facilities under non-cancellable tenant operating leases for a monthly rent of $5,280.
The Company continued to be obligated under one of the leases until April 1994. The monthly rent of this facility was $2,880.

         Subsequent to December 31, 1994, the Company negotiated a lease at a second corporate store in Dallas, Texas. The terms of the lease call for a monthly rent of $8,000 subject to CPI increases. The lease term is sixty months commencing January 1, 1995 with two successive five year options. The Company received two months of abated rent from the lessor to be granted in the first year of the lease. The lessor has also agreed to reimburse the Company $30,000 for tenant improvements.

         In addition, on March 1, 1995 the Company negotiated a lease to open another corporate store in Florida. The lease term is 60 months commencing June 1, 1995 with the monthly lease payments varying from $4,000 to $9,261 per month. The Company has a five year option to extend this lease.

         Total rent expense incurred by the Company for the years ended December 31, 1994, 1993 and 1992 were $142,878, $76,930 and $64,834, respectively.

         Minimum future annual rental commitments are as follows:

YEAR ENDED DECEMBER 31,                                                AMOUNT
-----------------------                                               ---------
        1995                                                          $  251,640
        1996                                                             299,640
        1997                                                             326,040
        1998                                                             330,960
        1999                                                             336,126
     Thereafter                                                          527,276
                                                                      ----------

                                                                      $2,071,682
                                                                      ==========


NOTE 6 - LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                     DECEMBER 31,
                                                              ------------------------
                                              JUNE 30,
                                                1995             1994           1993
                                              --------        ---------      ---------
                                             (UNAUDITED)
Note payable to lender, collateralized
by a vehicle, in monthly installments of
$239, including principal and interest
at 12.2%, matured August 1994.                $       --      $      --      $   1,913

         Long-term debt consists of the following:

                                                                     DECEMBER 31,
                                                              ------------------------
                                              JUNE 30,
                                                1995             1994           1993
                                              --------        ---------      ---------
                                             (UNAUDITED)
Note payable to lender, collateralized
by a vehicle, in monthly installments of
$584, including principal and interest
at 14.95%, maturing October 1996.
Assumed by Company's president in
1994.                                               --               --         16,011

Note payable to lender in monthly
installments varying from $457 to
$492, including principal and interest
at rates varying from 5% to 7.5%,
matures January 2023.  Monthly
installments are subject to change
every six months.                               54,499           73,554         83,974

Convertible notes payable to various
lenders under a Note Agreement dated
June 19, 1995, accruing interest at a
rate of 8% per annum, principal and
accrued interest due and payable one
year after the date of each note
through June 1996.  The notes may, at
the option of the holders, be converted
into shares of common stock of the
Company pursuant to and in
accordance with the terms of the Note
Agreement.                                     625,000               --             --

Capitalized lease obligation payable to
a finance company, collateralized by
certain computer equipment, requiring
principal and interest payments of
$2,272 per month, with interest
accruing at 20% per annum through
May 2000.                                       80,803               --             --

         Long-term debt consists of the following:

                                                                     DECEMBER 31,
                                                              ------------------------
                                              JUNE 30,
                                                1995             1994           1993
                                              --------        ---------      ---------
                                             (UNAUDITED)
Advances to former stockholder,
bearing no interest, payable thirteen
months from demand.  Converted to
common stock in 1994.                               --               --         39,800
                                             ---------        ---------      ---------
                                               760,302           73,554        141,698
Less:  current portion                        (666,359)          (1,230)        (8,100)
                                             ---------        ---------      ---------

Long-term debt, net of current portion       $  93,943        $  72,324      $ 133,598
                                             =========        =========      =========

         Minimum future principal debt payments are as follows:

YEAR ENDED DECEMBER 31,                                                 AMOUNT
-----------------------                                                --------
        1995                                                           $  1,230
        1996                                                              1,293
        1997                                                              1,359
        1998                                                              1,428
        1999                                                              1,501
     Thereafter                                                          66,743
                                                                       --------

                                                                       $ 73,554
                                                                       ========


NOTE 7 - INTEREST EXPENSE/INCOME TAX

         For the years ended December 31, 1994, 1993 and 1992, $12,126, $22,980 and $17,315, respectively, of cash was paid for interest expense, and $800 of cash was paid for income taxes each year. For the period ended June 30, 1995, $15,563 and $800 of cash was paid for interest expense and taxes, respectively.

NOTE 8 - INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (``SFAS 109''), ``Accounting for Income Taxes'', which mandates the asset and liability method of accounting for income taxes and permits the recognition of net deferred tax assets subject to an ongoing assessment of realizability. This method was adopted retroactively effective June 30, 1993.

         Deferred income taxes are provided for timing differences in the recognition of certain income and expense items for tax and financial statement purposes. These differences result from principally deducting state income taxes subsequent to the year of accrual and the use of accelerated depreciation methods for property and equipment for tax purposes as compared to the straight-line method for financial statement purposes.

         The benefit for income taxes consists of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                              JUNE 30,
                                                1995        1994        1993        1992
                                             ---------    ---------   ---------   ---------
                                            (UNAUDITED)
Current                                      $     800    $     800   $     800   $     800
Deferred                                        62,351       (3,999)    (54,127)
                                             ---------    ---------   ---------   ---------

Total (benefit) provision for income taxes   $  63,151    $  (3,199)  $ (53,327)  $     800
                                             =========    =========   =========   =========

         The tax effect of the temporary differences giving rise to the Company's deferred tax assets and liabilities are shown on the following table:

                                                               DECEMBER 31,
                                                         ----------------------
                                             JUNE 30,
                                               1995        1994         1993
                                             ---------   ---------    ---------
                                            (UNAUDITED)
DEFERRED TAX ASSETS
   Net operating loss carryforwards          $ 324,670   $  64,561    $  57,654
   State tax liability                              --         224          224
                                             ---------   ---------    ---------

   Total gross deferred income tax
       assets                                  324,670      64,785       57,878
   Less:  valuation allowance                 (324,670)         --           --
                                             ---------   ---------    ---------

   Total deferred income tax assets          $      --   $  64,785    $  57,878
                                             =========   =========    =========

DEFERRED TAX LIABILITY
   Depreciation                              $   3,425   $   5,859    $   2,951
                                             ---------   ---------    ---------

   Total deferred income tax liability       $   3,425   $   5,859    $   2,951
                                             =========   =========    =========

         A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflects management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty. The Company has net operating loss carryforwards of $168,403 and $30,556 at December 31, 1994 which expire through 2008 to offset future federal and state taxable income, respectively, for income tax purposes as follows:

YEAR OF EXPIRATION                                 FEDERAL           CALIFORNIA
------------------                                ---------          ----------
    2007                                          $  14,306          $        0
    2008                                            154,097              30,556
                                                  ---------          ----------

                                                  $ 168,403          $   30,556
                                                  =========          ==========


NOTE 9 - SUBSEQUENT EVENTS

         Effective March 13, 1995, the Company was acquired by a publicly traded entity formerly known as HDL Communications. HDL Communications was engaged in the publishing business until June 1989 when it discontinued operations. HDL Communications remained inactive until March 13, 1995 when it acquired all of the outstanding stock of Bikers Dream, Inc. Prior to its acquisition of the Company, HDL Communications effected a 1 for 1,363.341473 reverse split of its outstanding common stock. After the acquisition, Bikers Dream, Inc. was merged into HDL Communications and HDL Communications changed its name to Bikers Dream, Inc., and the substance of the transaction was a recapitalization by Bikers Dream, Inc. in exchange of Bikers Dream's shares for HDL shares.

         The following tables summarizes the effect on earnings per share had the acquisition occurred as of January 1, 1992:

                                       1994       1993        1992
                                     -------    -------     -------
Net loss per common share            $(0.003)   $(0.020)    $(0.001)
                                     =======    =======     =======

         In addition, the Company opened a second corporate store in Dallas, Texas in April 1995. A third corporate store will open in Florida in 1995.

NOTE 10 - NOTES PAYABLE

         The notes payable consist of the following:

                                                               DECEMBER 31,
                                                          ----------------------
                                               JUNE 30,
                                                 1995       1994         1993
                                              ---------   ---------    ---------
                                             (UNAUDITED)
Note payable to related party, HDL
Communications, Inc., accruing
interest at 1% plus the prime rate on
$200,000 of the unpaid principal
balance, principal plus any accrued
interest due March 1995, collateralized
by all assets of the Company.  This
note was converted to 333,333 shares
of common stock in March 1995.               $       --   $ 500,000    $      --

Note payable to lender, accruing no
interest, due on demand.  This note
was paid off in February 1995.                       --      21,000           --

Note payable to lender, accruing
interest at 30%, due on demand.  Paid
in 1994.                                             --          --        5,000

Note payable to lender, accruing
interest at 9%, due on demand.  Paid
in 1994.                                             --          --       10,000
                                             ----------   ---------    ---------

                                             $       --   $ 521,000    $  15,000
                                             ==========   =========    =========


NOTE 11 - FRANCHISE INCOME

         The Company entered into three franchise agreements during fiscal year 1994. The Company received a $15,000 fee for each store and will collect five percent (5%) of each store's weekly sales under the agreements.

NOTE 12 - NON-CASH INVESTING AND FINANCING ACTIVITIES

         During 1994, the Company's president assumed ownership of the Company vehicle for the net book value of the automobile of $24,616.


NOTE 13 - WARRANTS AND OPTIONS

         The Company has issued warrants in conjunction with the HDL and Bikers Dream merger to purchase 200,000 shares of common stock at an exercise price of $1.50 per share. The warrants are exercisable at any time prior to September 4, 1995.

         The Company has issued options in conjunction with the HDL and Bikers Dream merger to purchase 550,000 shares of common stock at an exercise price of $1.00 per share. The options are exercisable at any time prior to March 13, 1998.

         The Company has granted options to each of its four current directors to purchase, at an exercise price of $1.50 per share, 50,000 shares of common stock. The options vest over a five year period commencing in April, 1995, and will expire, if not exercised, on the tenth anniversary of the date of grant.

         The Company has granted options to purchase 100,000 shares of common stock at an exercise price of $1.50 per share to Company officers. The options vest over a five year period commencing in March 1995.

         The Company has granted options to purchase 37,500 shares of common stock at an exercise price of $1.50 per share to Company employees. The options vest over a five year period beginning in March 1995.

         The warrants and options were issued at amounts substantially equivalent to the stock's market value.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



22.      Indemnification of Directors and Officers

         The Company's Bylaws and Section 317 of the California General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith and in a manner they reasonably believed to be in the best interests of the Company, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

23.      Other Expenses of Issuance and Distribution


         Registration fee                                   $     3,438
         Blue sky fees and expenses                                 500
         Legal fees and expenses                                 70,000
         Accounting fees and expenses                             5,000
         Printing                                                   500
         Miscellaneous                                              562
                                                            -----------
                                                            $    80,000

                 TOTAL(1)


--------------------------------

(1) All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be paid by the Company.

24.      Recent Sales of Unregistered Securities

         The Company has sold the following securities within the last three years:

         Prior to its acquisition by the Company, Bikers Dream, Inc. sold a total of 658,013 shares of Common Stock to a total of eight persons, three of whom were officers, one of whom was related to one of the officers, and the rest of whom were prior business acquaintances of one of the officers. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

         In April, 1993, the Company issued 66,014 shares of Common Stock for consulting and acquisition investigation services valued at $63,000 to Rowland
W. Day II, Robert C. Horlick and Caldwell R. Campbell. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

         In August, 1994, the Company issued secured convertible promissory notes in the aggregate principal amount of $500,000 to Rowland W. Day II, Glenoaks Overseas Corp. and Silverstone International Corp., which notes were converted into 500,000 shares of the Company's Common Stock in March, 1995. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder and/or pursuant to Regulation S.


         In August, 1994, the Company issued warrants to purchase an aggregate of 200,000 shares of Common Stock at a price of $1.50 per share to Glenoaks Overseas Corp. and Silverstone International Corp. The warrants were issued pursuant to Regulation S promulgated under the Securities Act of 1933. The Warrants were exercised in September, 1995.

         In March, 1995, the Company issued 600,000 shares of Common Stock for $900,000 cash to accredited investors. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

         In March, 1995, the Company issued 3,300,000 shares of Common Stock to the stockholders of Bikers Dream, Inc. in exchange for all of their shares of stock of Bikers Dream, Inc. pursuant to the terms and conditions of an Agreement and Plan of Reorganization among the Company, Bikers Dream, Inc. and the stockholders of Bikers Dream, Inc. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

         In March, 1995, the Company granted options to purchase, at a price of $1.00 per share, 200,000 shares, 180,000 shares, 100,000 shares, 50,000 shares,
10,000 shares and 10,000 shares to Rowland W. Day II IRA, the Day Family Trust, Caldwell R. Campbell, Rowland W. Day, Eric Meyer and Don Duffy, respectively. The grant of such options was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

         In April, 1995, the Company granted options to purchase 50,000 shares of Common Stock at a price of $1.50 per share to each of Dennis Campbell, William R. Gresher, Richard E. King, Jr. and Rowland W. Day II, the Company's current directors. The grant of such options was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.


         In April, 1995, the Company granted options to purchase, at a price of $1.50 per share, a total of 137,500 shares to four key employees. The grant of such options was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.



         In July and August, 1995, the Company issued its convertible promissory notes in the aggregate principal amount of $1,240,000 to accredited investors. The convertible notes were converted into a total of 620,000 shares of Common Stock in August and September, 1995. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) thereof and Regulation D promulgated thereunder.



         In October, 1995, the Company issued 15,000 shares of Common Stock and granted an option to purchase, at an exercise price of $2.50 per share, 30,000 shares of Common Stock, to Meyer, Duffy and Associates, Inc. for consulting services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.



         In September, 1995, the Company granted options to William R. Gresher to purchase, at an exercise price of $2.50 per share, 300,000 shares of Common Stock. The grant of such options was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.


25.      Exhibits


         2.1 Agreement and Plan of Reorganization dated August 4, 1994 among HDL Communications (now known as Bikers Dream, Inc.), Bikers Dream, Inc. and the stockholders of Bikers Dream, Inc., as amended by agreements dated November 11, 1994, February 3, 1995 and February 20, 1995.*



         3.1 Articles of Incorporation, as amended, of Bikers Dream, Inc. (formerly known as HDL Communications).*



         3.2 Certificate of Ownership of HDL Communications (now known as Bikers Dream, Inc.).*



         3.3     Bylaws, as amended, of Bikers Dream, Inc.*

         5.1     Opinion of Day & Campbell.



         10.1 Loan and Security Agreement between the Company and Rowland W. Day II dated August 4, 1994, as amended by agreement dated February 3, 1995.*



         10.2 Convertible Secured Promissory Note of the Company dated August 4, 1994 payable to Rowland W. Day II in the amount of $300,000.*



         10.3 Loan and Security Agreement among the Company, Glenoaks Overseas Corp. and Silverstone International Corp. dated August 4, 1994, as amended by agreement dated February 3, 1995.*



         10.4 Convertible Secured Promissory Note of the Company dated August 4, 1994 payable to Glenoaks Overseas Corp. in the amount of $100,000.*



         10.5 Convertible Secured Promissory Note of the Company dated August 4, 1994 payable to Silverstone International Corp. in the amount of $100,000.*



         10.6 Common Stock Purchase Warrant dated August 4, 1994 to purchase 100,000 shares of Common Stock issued in the name of Glenoaks Overseas Corp.*



         10.7 Common Stock Purchase Warrant dated August 4, 1994 to purchase 100,000 shares of Common Stock issued in the name of Silverstone International Corp.*



         10.8 Option dated March 13, 1995 granted to Rowland W. Day II IRA to purchase 200,000 shares of Common Stock at a price of $1.00 per share.*



         10.9 Option dated March 13, 1995 granted to the Day Family Trust to purchase 180,000 shares of Common Stock at a price of $1.00 per share.*



         10.10 Option dated March 13, 1995 granted to Caldwell R. Campbell to purchase 100,000 shares of Common Stock at a price of $1.00 per share.*



         10.11 Option dated March 13, 1995 granted to Rowland W. Day to purchase 50,000 shares of Common Stock at a price of $1.00 per share.*



         10.12 Option dated March 13, 1995 granted to Eric Meyer to purchase 10,000 shares of Common Stock at a price of $1.00 per share.*



         10.13 Option dated March 13, 1995 granted to Donald Duffy to purchase 10,000 shares of Common Stock at a price of $1.00 per share.*



         10.14 Employment Agreement dated as of September 1, 1994 between the Company and Dennis Campbell.*



         10.15 Employment Agreement dated as of February 8, 1995 between the Company and Jeffrey L. Simons, as amended.



         10.16   Lease dated August 5, 1993 between the Company and McFadden
                 Plaza.*



         10.17 Lease dated November 1, 1994 between the Company and Valley View Partnership.*



         10.18 Lease dated February 20, 1995 between the Company and KD Sauder Trust.*



         10.19 Franchise Agreement between the Company and Steven Hyder, and a Schedule identifying other franchise agreements to which the Company is a party which are substantially identical to the above-described Franchise Agreement except with respect to the parties thereto, dates of execution and territory.

         10.20 Consulting Agreement dated April 6, 1995 between the Company and Meyer, Duffy & Associates.*



         10.21   The Non Qualified Directors Stock Option Plan of the Company.



         10.22   The Incentive Stock Option Plan of the Company.



         10.23 Employment Agreement dated as of September 11, 1995 between the Company and William R. Gresher.



         10.24 Consulting Agreement effective as of October 1, 1995 between the Company and Meyer, Duffy and Associates.



         10.25 Asset Purchase Agreement dated September 22, 1995 between the Company, Joe Melia and Charles Melia.



         10.26 Lease Agreement dated June 9, 1994 between Charles Melia and Joe Melia and Westlake Professional Center Partnership and Assignment thereof to the Company dated September 22, 1995.



         21.1    List of Subsidiaries.


         23.1    Consent of Lesley, Thomas, Schwarz & Postma.

         23.2 Consent of Day & Campbell, counsel for the Registrant, included in Exhibit 5.1.


         24.1    Power of Attorney.*


---------------------------


         * Previously filed


26.      Undertakings


         A.      Supplementary and Periodic Information, Documents and Reports


         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.


         B. Item 512 Undertaking with Respect to Rule 415 Under the Securities Act of 1933


         The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (a)     To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                          (b)     To reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                          (c)     To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         C.      Indemnification


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         D.      Item 512 Undertaking with Respect to Rule 430A


         The undersigned registrant hereby undertakes that:

                 (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

                 (ii) For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on October 16, 1995.


                                             BIKERS DREAM, INC.




                                             By:/s/ Dennis Campbell
                                             -----------------------------------
                                             Dennis Campbell, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ Dennis Campbell                                             October 16, 1995
--------------------------------------------------------------------------------
Dennis Campbell, President (Principal
Executive Officer) and Director





/s/ William R. Gresher                                          October 16, 1995
--------------------------------------------------------------------------------
William R. Gresher, Senior Vice President and
Chief Financial Officer (Principal Financial
Officer and Principal Accounting
Officer) and Director





Richard E. King, Jr.*                                           October 16, 1995
--------------------------------------------------------------------------------
Richard E. King, Jr.,
Secretary and Director





Rowland W. Day II*                                              October 16, 1995
--------------------------------------------------------------------------------
Rowland W. Day II, Director



* Dennis Campbell, by signing his name hereto, does sign this Amendment to Registration Statement on behalf of each of the indicated persons on the date indicated pursuant to a power of attorney duly executed by such person.




/s/ Dennis Campbell                                             October 16, 1995
--------------------------------------------------------------------------------
Dennis Campbell, Attorney-in-Fact

                               INDEX TO EXHIBITS


No.        Exhibits                                                                 Page No.
---        --------                                                                 --------
2.1        Agreement and Plan of Reorganization dated August 4, 1994 among HDL
           Communications (now known as Bikers Dream, Inc.), Bikers Dream, Inc.
           and the stockholders of Bikers Dream, Inc., as amended by agreements dated November 11, 1994, February 3, 1995 and February 20, 1995.*

3.1        Articles of Incorporation, as amended, of Bikers Dream, Inc.
           (formerly known as HDL Communications).*

3.2        Certificate of Ownership of HDL Communications (now known as Bikers
           Dream, Inc.).*

3.3        Bylaws, as amended, of Bikers Dream, Inc.*

5.1        Opinion of Day & Campbell.

10.1 Loan and Security Agreement between the Company and Rowland W. Day II dated August 4, 1994, as amended by agreement dated February 3, 1995.*

10.2       Convertible Secured Promissory Note of the Company dated August 4,
           1994 payable to Rowland W. Day II in the amount of $300,000.*

10.3       Loan and Security Agreement among the Company, Glenoaks Overseas
           Corp. and Silverstone International Corp. dated August 4, 1994, as amended by agreement dated February 3, 1995.*

10.4       Convertible Secured Promissory Note of the Company dated August 4,
           1994 payable to Glenoaks Overseas Corp. in the amount of $100,000.*

10.5       Convertible Secured Promissory Note of the Company dated August 4,
           1994 payable to Silverstone International Corp. in the amount of $100,000.*

10.6       Common Stock Purchase Warrant dated August 4, 1994 to purchase
           100,000 shares of Common Stock issued in the name of Glenoaks
           Overseas Corp.*

10.7       Common Stock Purchase Warrant dated August 4, 1994 to purchase
           100,000 shares of Common Stock issued in the name of Silverstone
           International Corp.*

10.8 Option dated March 13, 1995 granted to Rowland W. Day II IRA to purchase 200,000 shares of Common Stock at a price of $1.00 per share.*

10.9 Option dated March 13, 1995 granted to the Day Family Trust to purchase 180,000 shares of Common Stock at a price of $1.00 per share.*

10.10 Option dated March 13, 1995 granted to Caldwell R. Campbell to purchase 100,000 shares of Common Stock at a price of $1.00 per share.*

10.11      Option dated March 13, 1995 granted to Rowland W. Day to purchase
           50,000 shares of Common Stock at a price of $1.00 per share.*

10.12 Option dated March 13, 1995 granted to Eric Meyer to purchase 10,000 shares of Common Stock at a price of $1.00 per share.*

10.13      Option dated March 13, 1995 granted to Donald Duffy to purchase
           10,000 shares of Common Stock at a price of $1.00 per share.*

10.14      Employment Agreement dated as of September 1, 1994 between the
           Company and Dennis Campbell.*

10.15 Employment Agreement dated as of February 8, 1995 between the Company and Jeffrey L. Simons, as amended.

10.16      Lease dated August 5, 1993 between the Company and McFadden Plaza.*

10.17      Lease dated November 1, 1994 between the Company and Valley View
           Partnership.*

10.18      Lease dated February 20, 1995 between the Company and KD Sauder
           Trust.*

10.19      Franchise Agreement between the Company and Steven R. Hyder, and a
           Schedule identifying other franchise agreements to which the Company is a party which are substantially identical to the above-described
           Franchise Agreement except with respect to the parties thereto, dates of execution and territory.

10.20      Consulting Agreement dated April 6, 1995 between the Company and
           Meyer, Duffy & Associates.*

10.21      The Non Qualified Directors Stock Option Plan of the Company.

10.22      The Incentive Stock Option Plan of the Company.

10.23      Employment Agreement dated as of September 11, 1995 between the
           Company and William R. Gresher, as amended.

10.24      Consulting Agreement effective as of October 1, 1995 between the
           Company and Meyer, Duffy and Associates.

10.25      Asset Purchase Agreement dated September 22, 1995 between the
           Company, Joe Melia and Charles Melia.


10.26      Lease Agreement dated June 9, 1994 between Charles Melia and Joe
           Melia and Westlake Professional Center Partnership, and Assignment thereof to the Company.


21.1       List of Subsidiaries.

23.1       Consent of Lesley, Thomas, Schwarz & Postma.

23.2       Consent of Day & Campbell, counsel for the Registrant, included in
           Exhibit 5.1.

24.1       Power of Attorney.*

----------------------
*Previously filed